Exhibit 10.2

THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

ROSELAND RESIDENTIAL, L.P.

Dated as of June 28, 2019

i

LIST OF SCHEDULES AND EXHIBITS

EXHIBITS:

Exhibit A -	Form of Amended and Restated Shared Services Agreement

Exhibit B -	Form of Amended and Restated Credit Enhancement Services Agreement

Exhibit C -	Form of Indemnity Agreement

Exhibit D -	Example (Special Allocation of Modified Net Income)

ii

THE PARTNERSHIP INTERESTS DESCRIBED IN THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF ROSELAND RESIDENTIAL, L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION.  THE PARTNERSHIP INTERESTS MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, OR OFFERED FOR SALE OR OTHER DISPOSITION, UNLESS A REGISTRATION STATEMENT UNDER THOSE LAWS IS THEN IN EFFECT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE, AND UNLESS THE PROVISIONS OF SECTION 12 ARE SATISFIED.

THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

ROSELAND RESIDENTIAL, L.P.

THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as it may be amended or supplemented from time to time, this “Agreement”) of ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of June 28, 2019 (the “Third Amendment Effective Date”), by and among ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust, as the general partner of the Partnership (together with its permitted successors, assigns and transferees, “RRT,” and the “General Partner”), RPIIA-RLA AGGREGATOR, L.L.C., a Delaware limited liability company, as successor in interest to RPIIA-RLA, L.L.C., a Delaware limited liability company (“Initial Rockpoint Class A Preferred Holder”) and, together with its permitted successors, assigns and transferees, “Rockpoint Class A Preferred Holder”), and RPIIA-RLB, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “Rockpoint Class B Preferred Holder”, and together with Rockpoint Class A Preferred Holder, the “Rockpoint Preferred Holders”, each a Limited Partner), such other Persons who are admitted to the Partnership as Partners and, solely with respect to Sections 8(b) and 10(g)(iii), MACK-CALI REALTY CORPORATION, a Maryland corporation and an indirect owner of the Partnership (“MCRC”), and MACK-CALI REALTY, L.P., a Delaware limited partnership and an indirect owner of Partnership Interests (“MCRLP”).  Capitalized terms in this Agreement shall have the meanings set forth in Section 1 or as defined elsewhere in this Agreement or in the annexed Schedules and Exhibits.

WHEREAS, the Partnership is a Delaware limited partnership formed on September 24, 2015; and

WHEREAS, the Amended and Restated Agreement of Limited Partnership (the “Original Agreement”) of the Partnership was entered into as of December 22, 2015, by RRT and Roseland Residential Holding, LLC, a Delaware limited liability company (“RRH”, as a Limited Partner, and, together with the General Partner, the “Initial Partners”); and

WHEREAS, the Second Amended and Restated Agreement of Limited Partnership (the “Second Amended Agreement”) of the Partnership and the Preferred Equity Investment Agreement (Original) were entered into as of March 10, 2017 (the “Second Amendment Effective Date”), by and among RRT, the Initial Rockpoint Class A Preferred Holder, the Rockpoint Class B Preferred Holder, MCRC and MCRLP, pursuant to which the Initial Rockpoint Class A Preferred Holder and the Rockpoint Class B Preferred Holder made an investment of capital into the Partnership, the Initial Rockpoint Class A Preferred Holder committed to make certain additional investments of capital into the Partnership (which investments were made in full prior to the date hereof); and

WHEREAS, MCRC has elected to be treated, and has operated and will continue to operate, as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code; and

WHEREAS, MCRC is the sole general partner of MCRLP; and

WHEREAS, RRT is owned by the following Affiliates of MCRC in the percentages set forth opposite such Affiliate’s name:  (i) MCRLP:  89.90%; (ii) Mack Cali Property Trust, a Maryland real estate investment trust (“MCPT”):  9.83%; and (iii) Mack-Cali Texas Property, L.P., a Texas limited partnership (“MCTP”): 0.27%; and

WHEREAS, it is intended that the Partnership (directly or through its Subsidiaries) shall:  (i) own and operate interests in real property and do anything else that is permitted under this Agreement and under the Act; and (ii) engage in any and all activities necessary or incidental to the foregoing, in each case subject to the terms, conditions and restrictions set forth herein (the “Business”); and

WHEREAS, simultaneously with the execution and delivery of the Second Amended Agreement RRH withdrew from the Partnership and ceased to be a Limited Partner as of the Second Amendment Effective Date; and

WHEREAS, on May 10, 2019 in connection with the acquisition of that certain real property located at 107 Morgan Street, Jersey City, New Jersey, RRT contributed $46,115,973 to the Partnership in consideration of the issuance of 46,116 Class A Preferred Partnership Units (the “107 Morgan Contribution”); and

WHEREAS, in connection with entering into this Agreement, the Initial Rockpoint Class A Preferred Holder contributed all of its Class A Preferred Partnership Units to Rockpoint Class A Preferred Holder and ceased to be a Limited Partner as of the Third Amendment Effective Date; and

WHEREAS, the Partnership now desires to obtain additional investment capital from the Rockpoint Class A Preferred Holder and to admit the Rockpoint Class A Preferred Holder to the Partnership as a Limited Partner and the Rockpoint Class A Preferred Holder desires to fund additional capital to the Partnership and be admitted to the Partnership as a Limited Partner; and

WHEREAS, the Partners desire to enter into and amend and restate the Second Amended Agreement in its entirety, and provide for the investment of additional capital into the Partnership by the Rockpoint Class A Preferred Holder and the operation and management of the Partnership, the Business, the allocation and distribution of the profits and losses thereof, and such other matters as are set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, undertakings and agreements contained herein, the parties hereby amend and restate the Original Agreement in its entirety and agree as follows:

1.                                      Definitions.  The following terms shall have the meanings indicated or referred to below.

“107 Morgan Contribution” has the meaning set forth in the Recitals.

“Acceptance Notice” shall have the meaning set forth in Section 12(d).

“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101 et seq.), as amended from time to time.

“Add-On Supplemental Letter” means that Add-On Supplemental Letter Agreement, dated the Third Amendment Effective Date, by and among the General Partner, the Partnership, the Rockpoint Preferred Holders and the other parties thereto.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in a Partner’s Capital Account as of the end of the Fiscal Year, increased by any amount which such Partner is obligated to restore or deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-(2)(i)(5), and decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, when used with reference to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person.  For the avoidance of doubt, none of the Rockpoint Investors or their respective Affiliates shall be considered an Affiliate of the Partnership, RRT, RRH, MCRC, MCRLP, MCPT or any other MCRC Party or Partnership Party, each as defined in the Preferred Equity Investment Agreement (Add On), for any purpose hereunder.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative IPO Entity” shall have the meaning set forth in Section 13(f)(iii).

“Amended and Restated Credit Enhancement Services Agreement” shall have the meaning set forth in Section 10(g)(ii).

“Amended and Restated Recourse Agreement” shall mean the Recourse Agreement by and among RRT, MCRLP, MCRC, and the Rockpoint Preferred Holders, dated as of the Third Amendment Effective Date, as such agreement may be amended from time to time.

“Amended and Restated Registration Rights Agreement” shall mean the Registration Rights Agreement by and among MCRC, MCRLP, MCPT, RRT, and the Rockpoint Preferred Holders, dated as of the Third Amendment Effective Date, as such agreement may be amended from time to time.

“Amended and Restated RRT Shareholders Agreement” means the Shareholders Agreement by and among RRT, MCRLP, MCPT, Mack-Cali Texas Property, L.P. and the Rockpoint Preferred Holders, dated the Third Amendment Effective Date, as it may be amended from time to time.

“Amended and Restated Shared Services Agreement” shall have the meaning set forth in Section 10(g)(i).

“Anti-Terrorism Laws” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act Public Law 107-56), as amended.

“Applicable Entity” means any Person (other than an individual) in which the Partnership owns a direct or indirect interest, other than a Subsidiary.

“Appraiser” shall have the meaning set forth in Section 14(a).

“Approved Sale” shall have the meaning set forth in Section 12(e).

“Associated Property” means, with respect to a specified real property asset (including leasehold interests) and to the extent transferable, all tangible and intangible assets located at, primarily used in connection with or primarily related to such real property asset, including without limitation:  (i) all warranties and guarantees upon buildings, improvements, structures, fixtures and personal property, (ii) all plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of improvements, (iii) all claims and causes of action arising out of or in connection with such real estate asset, (iv) all works of art, graphic designs, and other intellectual or intangible property used in connection with such real property asset, including any trade name associated with the improvements thereon, (v) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with such real property asset, together with all renewals and modifications thereof, (vi) all utility contracts, contract rights and other intangible rights relating to the ownership, use or operation of such real estate asset, and (vii) all rights as declarant or owner under any covenants, conditions or restrictions or similar agreements relating to the use and management of such real estate asset.

“Available Cash” means, for any period, all cash receipts of the Partnership, other than any amounts taken into account in determining Net Proceeds from Capital Events, including cash receipts from the operation of the Partnership, including (without duplication) from any Subsidiaries or Applicable Entities (including any reduction in reserves available to the Partnership), less (without duplication) the portion thereof used during that period:

(i)                                     to pay debt service and any other amounts due on other indebtedness of the Partnership or of any Subsidiary or Applicable Entity incurred in accordance with the terms of this Agreement or the governing document of such Subsidiary or Applicable Entity, as applicable;

(ii)                                  to pay, in the discretion of the General Partner, any operating expenses of the Partnership or any Subsidiary or Applicable Entity;

(iii)                               to pay, in the discretion of the General Partner, any leasing commissions, tenant inducements or similar items; provided that such leasing commissions and tenant inducements are within the parameters set forth on schedules of market rates for such items, determined on a market by market basis;

(iv)                              to make capital expenditures of the Partnership or any Subsidiary or Applicable Entity to the extent permitted under this Agreement;

(v)                                 in the reasonable discretion of the General Partner, to establish or increase reasonable reserves; and

(vi)                              to pay, in the reasonable discretion of the General Partner, priority payments to joint venture partners, together with interest accrued thereon pursuant to the applicable joint venture agreement.

“Bankruptcy” means any debt relief action undertaken under Title 11 of the United States Code, as amended from time to time (or any corresponding provisions of succeeding law), and all rules and regulations promulgated thereunder or under any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or similar law, rule or regulation for the relief of debtors.

“Base Return” means the Rockpoint Class A Base Return, the MC Class A Base Return and/or the RRT Base Return, as the context requires.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business.

“Call Notice” shall have the meaning set forth in Section 13(g)(i).

“Call Right” shall have the meaning set forth in Section 13(g)(i).

“Capital Account” shall have the meaning set forth in Section 5(a)(i).

“Capital Contributions” means, with respect to a Partner, (i) all cash, cash equivalents or the Fair Market Value of the property contributed to or deemed contributed to the Partnership as of the Third Amendment Effective Date (net of liabilities assumed or otherwise secured by such property), as listed on Schedule 1, and (ii) any other cash, cash equivalents or the

Fair Market Value of other property contributed (net of liabilities assumed or otherwise secured by such property) in the future by a Partner to the capital of the Partnership and approved by the General Partner and otherwise subject to the terms and conditions of this Agreement.

“Capital Events” means an Approved Sale or sale, exchange, condemnation (or similar eminent domain taking or disposition outside the ordinary course of business in lieu thereof), destruction by casualty, or other disposition, or financing or refinancing of all or any portion of any of the Properties or any interests in any Subsidiary.  Without limiting the generality of the foregoing, Capital Event shall include any transaction with respect to a Permitted Sale Property in which gain or loss is recognized for federal income tax purposes as determined by Tax Decision.

“Change of Control” shall mean, with respect to any Person, the occurrence of any of the following in one or a series of related transactions:  (i) an acquisition by any other Person or “group” (as described in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934), of more than fifty percent (50%) of the voting rights or equity interests in such Person; (ii) a merger or consolidation of such Person that constitutes or could result in a transfer of more than fifty percent (50%) of the voting rights in such Person; or (iii) a recapitalization, reorganization or other transaction involving such Person that constitutes or could result in a transfer of more than fifty percent (50%) of the voting rights in such Person.

“Claims” shall have the meaning set forth in Section 16(c).

“Class A Capital Contributions” means the total Capital Contributions made by any Class A Preferred Holder in respect of its Class A Preferred Partnership Units, as set forth opposite such holder’s name on Schedule 1, as the same may be revised from time to time by the General Partner in accordance with this Agreement.

“Class A Capital Event Cash Flow” means Net Proceeds from Capital Events excluding any amounts taken into account in determining Class B Capital Event Cash Flow.

“Class A Preferred Holders” means, at any time, holders of Class A Preferred Partnership Units.

“Class A Preferred Partnership Units” shall mean preferred Partnership Units that shall have such rights and preferences as specified in this Agreement that are applicable to Class A Preferred Partnership Units.

“Class A Waterfall Value” shall have the meaning set forth in Section 14(b).

“Class B Capital Contributions” means the total Capital Contributions made by any Class B Preferred Holder in respect of its Class B Preferred Partnership Units, as set forth opposite such holder’s name on Schedule 1.

“Class B Capital Event Cash Flow” means Net Proceeds from Capital Events relating to any of the Permitted Sale Properties, but only to the extent of any Permitted Sale Property Gain attributable to such Permitted Sale Property.  The amount of any Class B Capital Event Cash Flow shall be determined by Tax Decision, and in any event shall not be less than the

Permitted Sale Property Gain arising from the event that gave rise to such Class B Capital Event Cash Flow.

“Class B Preferred Holders” means holders of Class B Preferred Partnership Units.

“Class B Preferred Issuance Limitation” shall have the meaning set forth in Section 2(b)(viii).

“Class B Preferred Partnership Units” shall mean preferred Partnership Units that shall have such rights and preferences as specified in this Agreement that are applicable to Class B Preferred Partnership Units.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Federal revenue code of the United States.

“Common Holder” shall mean each Person who is the holder of a Common Interest.

“Common Interest” means, with respect to any holder of Common Partnership Units, such holder’s Partnership Interest in connection with such Common Partnership Units at any particular time.

“Common Partnership Units” means Partnership Units other than any Partnership Units representing Preferred Interests.

“Confidential Information” shall have the meaning set forth in Section 22.3(a).

“Control” means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly through one or more intermediaries, whether through the direct or indirect ownership of a majority of the voting securities of such Person, by agreement, through the ability to elect a majority of those persons exercising governing authority over such Person or otherwise, and the terms “Controlled” and “Controlling” have the meaning correlative to the foregoing.

“Conversion Election” shall have the meaning set forth in Section 13(f)(i).

“Deficiency” shall mean the aggregate of the MC Deficiency and the Rockpoint Deficiency.

“Deficiency Return” means a return (calculated like interest), (i) in the case of the Rockpoint Class A Preferred Holder, of (A) fifteen percent (15%) per annum in any case in which clause (B) does not apply, and (B) eighteen percent (18%) per annum starting in any calendar quarter in which (I) (y) the cumulative Levered Net Operating Income in respect of such calendar quarter (determined as provided in Section 11(c)(v)), equals or exceeds (z) the maximum amount of cumulative Distributions to such Rockpoint Class A Preferred Holder in respect of such quarter pursuant to Section 9(a)(i)(B) or 9(a)(ii)(B), and (II) the actual amount of cumulative Distributions to such Rockpoint Class A Preferred Holder in respect of such quarter pursuant to such Sections, taking into account the True Up Adjustment in respect of such quarter, is less than the amount in clause (I)(z) (such event described in the foregoing clause (B), a “Rockpoint Class A Base Return Default”), and ending when the Rockpoint Class A Base Return Default has been cured, and (ii) in the case of MC Class A Preferred Holder, six and sixty-one thousandths of a percent (6.061%) per annum, in each case compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year, calculated with respect to the amount of its respective Unreturned Deficiency Balance.

“Denominator” shall have the meaning set forth in the definition of First Hurdle Percentage.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that (i) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which basis is being eliminated by use of the remedial allocation method pursuant to Regulations Section 1.704-3(d), Depreciation shall be the amount of book basis recovered for such year under the rules of Regulations Section 1.704-3(d)(2), and (ii) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Distribution Make-Whole” means:

(i)                                     with respect to the Rockpoint Class A Preferred Holder’s Unreturned Class A Capital Contributions during the Lockout Period, an amount equal to (a) (X) during the eighteen (18)-month period from the Third Amendment Effective Date, $173,500,000 and (Y) at any other time prior to the end of the Lockout Period, $198,500,000, reduced (but not below zero) by (b) Distributions theretofore made to the Rockpoint Class A Preferred Holder pursuant to Sections 9(a)(i), 9(a)(ii)(A) and/or 9(a)(ii)(B); and

(ii)                                  with respect to the Rockpoint Class B Preferred Holder’s Class B Capital Contributions during the Lockout Period, an amount equal to (a) $1.5 million reduced (but not below zero) by (b) Distributions theretofore made to the Rockpoint Class B Preferred Holder pursuant to Section 9(a)(iii).

“Distributions” shall mean all distributions of Available Cash or Net Proceeds From Capital Events made to a Partner pursuant to Section 9.

“Early Purchase” shall have the meaning set forth in Section 13(b).

“Embargoed Person” means any Person or government subject to trade restrictions under U.S. law (including the International Emergency Economic Powers Act, 50

U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder).

“Event of Default” shall have the meaning set forth in Section 26(a).

“Excluded Permitted Sale Property Gain” shall have the meaning set forth in the definition of Permitted Sale Property Gain.

“Excluded Securities” shall have the meaning set forth in Section 2(b)(vii).

“Excluded Securities Offering” shall mean any Securities issued or to be issued, or offered or to be offered, by the Partnership or any Subsidiary which are (i) subject to the RP Subscription Right, (ii) subject to the MC Subscription Right, (iii) Excluded Securities, or (iv) subject to the Class B Preferred Issuance Limitation.

“Executive Order No. 13224” means the Executive Order No. 13224, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”.

“Exercise Period” shall have the meaning set forth in Section 2(b)(iii)(C).

“Exercising Holder” shall have the meaning set forth in Section 2(b)(iii)(C).

“Fair Market Value” shall have the meaning set forth in Section 14(b).

“FIRPTA Event” means a violation of the covenant in Section 8(a) or Section 9(d)(i).

“First Hurdle Percentage” means, at any time, (a) with respect to the Rockpoint Class A Preferred Holders in the aggregate (allocated based on the Class A Preferred Partnership Units held by them), the RP Numerator divided by the Denominator, (b) with respect to MC Class A Preferred Holders in the aggregate (allocated based on the Class A Preferred Partnership Units held by them), the MC Numerator divided by the Denominator, and (c) with respect to RRT, 100% minus the sum of percentages in clauses (a) and (b).  For this purpose:

(i)                                     “Denominator” shall equal the sum of (i) the Third Amendment Value, (ii) the amount Rockpoint Class A Preferred Holders paid for the purchase of Class A Preferred Partnership Units on and following the Third Amendment Effective Date inclusive of payments pursuant to the exercise of the RP Subscription Right, (iii) the amount MC Class A Preferred Holders paid for the purchase of Class A Preferred Partnership Units following the Third Amendment Effective Date pursuant to the MC Subscription Right, (iv) the RRT Add-On Capital Contribution, and (v) the aggregate Future RRT Asset Contribution Value (if any).

(ii)                                  “MC Initial Amount” shall be (i) $46,115,973 divided by (ii) $1,563,561,684 less any downward adjustments to the RRT Initial Capital Contribution and/or the RRT Add-On Capital Contribution from and after the Second Amendment Effective Date pursuant to Section 9(g) multiplied by (iii) the Third Amendment Value.

(iii)                               “MC Numerator” shall equal the sum of (i) MC Initial Amount and (ii) the amount MC Class A Preferred Holders paid for the purchase of Class A Preferred Partnership Units following the Third Amendment Effective Date pursuant to the MC Subscription Right.

(iv)                              “RP Initial Amount” shall be (i) $297,000,000 divided by (ii) $1,563,561,684 less any downward adjustments to the RRT Initial Capital Contribution and/or the RRT Add-On Capital Contribution from and after the Second Amendment Effective Date pursuant to Section 9(g) multiplied by (iii) the Third Amendment Value.

(v)                                 “RP Numerator” shall equal the sum of (i) RP Initial Amount and (ii) the amount Rockpoint Class A Preferred Holders paid for the purchase of Class A Preferred Partnership Units on and following the Third Amendment Effective Date inclusive of amounts paid for the purchase of Class A Preferred Partnership Units pursuant to the RP Subscription Right.

(vi)                              “Third Amendment Value” shall be $1,863,861,684 less any downward adjustments to the RRT Initial Capital Contribution and/or the RRT Add-On Capital Contribution from and after the Second Amendment Effective Date pursuant to Section 9(g).

An example of the methodology for calculating First Hurdle Percentage is annexed as Schedule 5 hereto.

“Fiscal Year” means January 1 through December 31.

“Future RRT Asset Contribution” shall mean a contribution of property in kind to the Partnership or a Partnership Subsidiary by or on behalf of RRT with respect to which the Future RRT Asset Contribution Value has been determined in accordance with the definition thereof.

“Future RRT Asset Contribution Value” shall mean the value of any Future RRT Asset Contribution (net of any indebtedness assumed or taken subject to by the Partnership or Partnership Subsidiary receiving such contribution) as approved in writing by Rockpoint Class A Preferred Holder in its sole and absolute discretion, it being understood that no such Future RRT Asset Contribution shall be deemed to have occurred absent such agreement by Rockpoint Class A Preferred Holder as to the Future RRT Asset Contribution Value thereof.

“General Partner” shall have the meaning set forth in the Preamble.

“GP Law Firm” shall have the meaning set forth in Section 23(o).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                     The initial Gross Asset Value of any asset contributed or deemed contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset at the time of contribution or deemed contribution, which as of the Second Amendment Effective Date was the amount set forth in the applicable schedule to the Supplemental Letter with respect to such asset (and which will be further adjusted as provided in the penultimate sentence of this definition);

(ii)                                  The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values as of the following times:  (a) the acquisition of an additional Partnership Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property (other than cash) as consideration for a Partnership Interest in the Partnership; (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (d) in such other circumstances as may be determined by the General Partner and permissible under Regulations Section 1.704-1(b)(2)(iv)(f); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, but shall be made in connection with the application of Section 14 if necessary to cause Rockpoint Class A Preferred Holder to receive an amount greater than it would otherwise receive without such adjustments;

(iii)                               The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset on the date of distribution; and

(iv)                              The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vii) of the definition of “Profit” and “Loss”, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by subtracting the Depreciation taken into account with respect to such asset for purposes of computing Profit and Loss.  To the extent that the General Partner is permitted to determine the Gross Asset Value of any asset hereunder, such determination shall be made reasonably and in good faith and the General Partner shall give each Partner written notice of its determination of such Gross Asset Value and a thirty (30) calendar day period to object to such determination.  If a Partner objects to a determination of Gross Asset Value, the General Partner will engage an independent appraiser to determine Gross Asset Value of such asset or property.  The Gross Asset Value of the Partnership’s assets has been adjusted as of the Third Amendment Effective Date under subparagraph (ii)(a) of this definition in accordance with the Add-On Supplemental Letter.  This definition of Gross Asset Value shall be interpreted consistently with the provisions of Section 7(c)(ii).

“Hurdle Return” shall have the meaning set forth in Section 9(a)(ii)(F).

“Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 16(c).

“Indemnity Agreement” means an indemnity agreement substantially in the form annexed hereto as Exhibit C.

“Initial Notice” shall have the meaning set forth in Section 10(b).

“Initial Partners” shall have the meaning set forth in the Recitals.

“Institutional Investors” means any domestic or foreign banks, entity of any governmental authority (including any quasi-governmental entity), investment banks, insurance companies, pension funds, trusts, venture capital funds, private equity funds, or other similar institutions or other Persons, parties or investors’ (including, but not limited to, grantor trusts, owner trusts, special purpose corporations, REMICs, REITs, or other similar or comparable investment vehicles; provided, however, that, (i) an individual may not qualify as an “Institutional Investor”, and (b) in order to qualify as an “Institutional Investor”, any Person together with its Affiliates described hereinabove must have assets, or assets under management, in excess of $1,000,000,000; provided further that any Person described hereinabove shall not be subject to ERISA.

“IRR” means the annual percentage rate, equal to the return calculated by Microsoft Excel utilizing the XIRR function assuming the specified contributions and distributions are made on the actual day such contribution or distribution occurred and compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year.  Any Distribution Make-Whole paid shall be deemed to have been paid on March 1, 2023 for purposes of calculating the Hurdle Return pursuant to Section 9.

“IRS” shall have the meaning set forth in Section 11(e)(i).

“Levered Net Operating Income” means gross operating revenue reduced by operating expenses and interest expense, determined in accordance with United States Generally Accepted Accounting Principles, consistently applied.  In the case of any Subsidiary or Applicable Entity, the Partnership shall include its share of such amounts of such Subsidiary or Applicable Entity based on the Partnership’s interest in such Subsidiary or Applicable Entity (including any rights to preferred distributions to the Partnership or to third parties).

“Limited Partner” means any Person who has been admitted to the Partnership as a limited partner pursuant to the terms of this Agreement and has not ceased to be a limited partner, including, without limitation, each Preferred Holder (in its capacity as holder of Preferred Interests).  “Limited Partners” mean all such Persons.

“Lockout Period” shall have the meaning set forth in Section 13(b).

“Major Decisions” shall have the meaning set forth in Section 10(b).

“Majority Permitted Sale Property” means a Permitted Sale Property owned directly or indirectly at any time by an entity in which the Partnership has at any time owned a Majority Permitted Sale Property Interest.

“Majority Permitted Sale Property Interest” means a direct or indirect interest in a Permitted Sale Property that at any time provides or has provided the Partnership the right to block a disposition of the Partnership’s direct and indirect interests in such Permitted Sale Property.

“MC Class A Base Return” means a return (calculated like interest) of six and sixty-one thousandths of a percent (6.061%) per annum, compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year, calculated with respect to the Unreturned Class A Capital Contributions of the MC Class A Preferred Holder per month outstanding from time to time, (it being understood that (a) MC Class A Base Return shall not include any MC Deficiency, and (b) no MC Class A Base Return shall accrue on the amount of any MC Deficiency).

“MC Class A Preferred Holder” shall have the meaning set forth in Section 2(b)(vi).

“MC Deficiency” means the excess, if any, of (I) the maximum amount of cumulative Distributions to the MC Class A Preferred Holder in respect of a calendar month pursuant to Section 9(a)(i)(B) or 9(a)(ii)(B), over (II) the actual amount of cumulative Distributions to the MC Class A Preferred Holder in respect of such month pursuant to such Sections (determined as if any distribution following the tenth (10th) calendar day following such month were not with respect to such month).

“MC Initial Amount” shall have the meaning set forth in the definition of First Hurdle Percentage.

“MC Numerator” shall have the meaning set forth in the definition of First Hurdle Percentage.

“MC Subscription Right” shall have the meaning set forth in Section 2(b)(vi).

“MCPT” shall have the meaning set forth in the Recitals.

“MCRC” shall have the meaning set forth in the Preamble.

“MCRLP” shall have the meaning set forth in the Preamble.

“MCTP” shall have the meaning set forth in the Recitals.

“Modified Net Income” shall have the meaning set forth in Section 7(b)(viii).

“Net Proceeds From Capital Events” means the gross cash received by the Partnership including, without duplication, from any Subsidiaries or Applicable Entities, as a result of a Capital Event (including the release of any reserves established under clause (v) below)

(without duplication), and provided no reductions in the following clauses (i) through (v) shall reduce the Net Proceeds from a Capital Event with respect to a Permitted Sale Property to an amount less than the Permitted Sale Property Gain resulting from such Capital Event), less:

(i)                                     the portion thereof used to pay the costs and expenses of such transaction;

(ii)                                  the portion thereof used to pay debt service and any other amounts due on indebtedness of the Partnership or of any Subsidiary or Applicable Entity incurred in accordance with the terms of this Agreement or the governing document of such Subsidiary or Applicable Entity, as applicable;

(iii)                               the portion thereof used for the acquisition, development, capital improvement or construction of a Property (or any portion thereof) or any assets of the Partnership permitted by this Agreement, or used for the payment of leasing commissions, tenant inducements or similar items, or used for the repayment of all or any portion of construction or other financing provided for the Property (or any portion thereof) or any assets of the Partnership, provided any such action was in each case approved in accordance with this Agreement;

(iv)                              if the Capital Event is the condemnation (or similar eminent domain taking or disposition in lieu thereof), destruction by casualty, or similar occurrence with respect to the Property (or any portion thereof) or all or substantially all of the assets of the Partnership, the amount, if any, of any insurance or condemnation award or similar payment received by the Partnership which is used for restoration or replacement of a Property (or any portion thereof) or the affected assets of the Partnership, in each case as approved pursuant to this Agreement;

(v)                                 the portion thereof established, in the discretion of the General Partner, as a reasonable reserve; and/or

(vi)                              the portion thereof used in the reasonable discretion of the General Partner, to pay priority payments to joint venture partners, together with interest accrued thereon, pursuant to the applicable joint venture agreement.

“Non-Exercising Holder” shall have the meaning set forth in Section 2(b)(iii)(C).

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

“Offer Period” shall have the meaning set forth in Section 12(d).

“Option Properties Representations” shall have the meaning set forth in Section 5(c)(ii).

“Original Agreement” shall have the meaning set forth in the Recitals.

“Over-allotment Notice” shall have the meaning set forth in Section 2(b)(iii)(C).

“Partner” shall mean the General Partner, any Limited Partner and any Person which owns, and pursuant to this Agreement is permitted to own, a Partnership Interest and that executes this Agreement (or a counterpart signature page hereof, a joinder hereto or any other agreement or agreements by which such Person agrees to be bound by the terms of this Agreement), and is admitted as a Partner pursuant to the terms of this Agreement, but such term shall not include any Person who has ceased to own any Partnership Interests.

“Partner Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations and shall be determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning assigned to such term in Regulations Section 1.704-2(i).

“Partnership” shall have the meaning set forth in the Preamble.

“Partnership Interest” means, with respect to any Partner, such Partner’s entire interest in the Partnership at any particular time, including, without limitation, such Partner’s right to share in Profits and Losses and to receive Distributions pursuant to this Agreement and any and all benefits to which such Partner may be entitled as provided in this Agreement and, subject to this Agreement, the Act, together with the obligation of such Partner to comply with all the terms and provisions of this Agreement.

“Partnership Interest Certificate” shall have the meaning set forth in Section 24(b).

“Partnership Interest Liquidation Value” shall have the meaning set forth in Section 14(b).

“Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Partnership Representative” shall have the meaning set forth in Section 11(e)(iv).

“Partnership Securities” shall have the meaning set forth in Section 2(b)(ii).

“Partnership Units” means the Partnership Interest of a Partner expressed in the form of units.

“Percentage Interest” means, as to each Partner, the percentage set forth opposite such Partner’s name on Schedule 1 attached hereto calculated by the aggregate Capital Contributions made by such Partner divided by the aggregate Capital Contributions made by all Partners, as such percentage and schedule may be adjusted and revised by the General Partner from time to time in accordance with this Agreement.

“Permitted Partnership Interest Acquisition” shall have the meaning set forth in Section 13(i).

“Permitted Sale Properties” means the Properties set forth in the applicable schedule to the Supplemental Letter.

“Permitted Sale Property Gain” means the amount of the Partnership’s Profit, or gain allocable under Section 7(b), attributable to any Capital Event or other event that results in either a sale or revaluation of any Permitted Sale Property for purposes of maintaining Capital Accounts.  For the sake of clarity, (a) the Permitted Sale Property Gain shall be the amount of such Profit or gain arising from any such Capital Event or other event (other than items that would not give rise to recognized (under principles contained in Regulations Section 1.704-1(b)(2)(iv)) gain for Federal income tax purposes) or revaluation, (b) with respect to any Permitted Sale Property owned in an entity treated as a partnership for federal income tax purposes in which the Partnership owns an interest, Permitted Sale Property Gain with respect to such Permitted Sale Property shall be determined as if the Partnership owned directly its share of such Permitted Sale Property.  The Partners intend that (i) Permitted Sale Property Gain result in the Rockpoint Class B Preferred Holder receiving cumulative allocations of taxable gain, and Distributions, equal to ten percent (10%) of all taxable gain with respect to Permitted Sale Property Interests (other than taxable gain arising under Section 704(c) by reason of the ownership of such Permitted Sale Properties by RRT prior to the Second Amendment Effective Date and any Excluded Permitted Sale Property Gain), (ii) no allocations of taxable gain to the Rockpoint Class A Preferred Holder with respect to such Permitted Sale Properties (it being understood that any Excluded Permitted Sale Property Gain shall be allocated to the TRS holding such interest), and (iii) Permitted Sale Property Gain be determined by applying Section 704(c) principles to each Permitted Sale Property separately (as opposed to the interest in the entity that owns (directly or indirectly) the Permitted Sale Property), and this Agreement shall be interpreted consistently with such intent.  Notwithstanding the foregoing or anything in this Agreement to the contrary, the amount of such Profit, or gain allocable under Section 7(b)(vii) with respect to Permitted Sale Properties (and hence the amount of Permitted Sale Property Gain), shall be determined, to the extent possible, without taking into account any such amounts attributable to any interest in a Permitted Sale Property that is not a Permitted Sale Property Interest (“Excluded Permitted Sale Property Gain”), it being the intent of the Partners that, to the extent possible, the amount of Permitted Sale Property Gain be the same as it would have been had no interests in a Permitted Sale Property been acquired following the Second Amendment Effective Date.

“Permitted Sale Property Interest” means the Partnership’s limited liability company or partnership interest, as applicable, reflecting the Partnership’s indirect ownership interest in each of the Permitted Sale Properties as of the Second Amendment Effective Date (for the sake of clarity, without taking into account any increase in the Partnership’s interest in such Permitted Sale Property occurring after the Second Amendment Effective Date).  For the sake of clarity, fluctuations in the value of a Permitted Sale Property do not affect whether an interest in a Permitted Sale Property is a Permitted Sale Property Interest.

“Permitted Transfer” shall have the meaning set forth in Section 12(b).

“Person” means any individual, sole proprietorship, partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, or other entity.

Practices Act” means the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78f-1, as amended, if applicable, or any similar law of any jurisdiction outside the United States where the Partnership or any of its Subsidiaries transacts business.

“Preemptive Holder” shall have the meaning set forth in Section 2(b)(iii)(A).

“Preemptive Rights Notice” shall have the meaning set forth in Section 2(b)(iii)(C).

“Preferred Equity Investment Agreement (Add-On)” shall mean the Preferred Equity Investment Agreement by and among MCRC, MCRLP, MCPT, MCTP, RRT, the Partnership and Rockpoint Preferred Holders, dated as of June 26, 2019, as such agreement may be amended from time to time.

“Preferred Equity Investment Agreement (Original)” shall mean the Preferred Equity Investment Agreement by and among MCRC, MCRLP, MCPT, MCTP, RRT, RRH, the Partnership and the Rockpoint Preferred Holders, dated as of February 27, 2017, as such agreement may be amended from time to time.

“Preferred Equity Investment Agreements” shall mean the Preferred Equity Investment Agreement (Original) and the Preferred Equity Investment Agreement (Add-On).

“Preferred Interest” means, with respect to any holder of either Class A Preferred Partnership Units or Class B Preferred Partnership Units, the holder’s Partnership Interest in connection with such Class A Preferred Partnership Units or Class B Preferred Partnership Units at any particular time.

“Preferred Holder” shall mean each Rockpoint Preferred Holder and each other Person who is the holder of a Preferred Interest.

“Profit” and “Loss” shall mean, for each Fiscal Year or other period, an amount equal to the Partnership’s net taxable income or loss for such year or period as determined for federal tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Partnership and in accordance with Section 703(a) of the Code with the following adjustments:

(i)                                     Any items of income, gain, loss and deduction which are specially allocated to a Partner under Section 7(b) shall not be taken into account in computing Profit or Loss under this Agreement;

(ii)                                  Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profit and Loss (pursuant to this definition)

shall be included in determining Profit or Loss hereunder by adding such amount of income to taxable income or taxable loss;

(iii)                               Any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code or treated as a Code Section 705(a)(2)(B) expenditure pursuant to the Regulations and not otherwise taken into account in computing Profit and Loss (pursuant to this definition) shall be included in determining Profit or Loss hereunder by deducting such expenditure from such taxable income or taxable loss;

(iv)                              In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit and Loss;

(v)                                 Gain or loss resulting from the disposition of Partnership property shall be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(vi)                              In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; and

(vii)                           To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Section 1.704-l(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss.

“Properties” means the Permitted Sale Properties and any other real property assets (including leasehold interests) in which the Partnership owns an interest, directly or indirectly through one or more Subsidiaries, Applicable Entities or Affiliates, or may acquire an interest, directly or indirectly, through one or more Subsidiaries, Applicable Entities or Affiliates.  Each of the separate Properties is referred to herein as a “Property.”

“Proposed Investor” shall have the meaning set forth in Section 2(b)(iii)(A).

“Proposed Price” shall have the meaning set forth in Section 12(d).

“Proposed Purchaser” shall have the meaning set forth in Section 12(e).

“Proposed Sale Notice” shall have the meaning set forth in Section 12(d).

“Proposed Terms” shall have the meaning set forth in Section 12(d).

“Proposed Third Party Investor” shall have the meaning set forth in Section 2(b)(iv)(A).

“Public Liquidity Event” shall have the meaning set forth in Section 12(b)(ii).

“Purchase Payments” shall have the meaning set forth in Section 13(d).

“Put/Call Interests” shall have the meaning set forth in Section 13(a).

“Put Notice” shall have the meaning set forth in Section 13(g)(ii).

“Put Right” shall have the meaning set forth in Section 13(g)(ii).

“Regulations” means the final or temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” shall have the meaning set forth in the Recitals.

“REIT Opinion” shall have the meaning set forth in Section 13(i).

“REIT Owners” shall have the meaning set forth in Section 13(b).

“REIT Requirements” shall have the meaning set forth in Section 11(g)(i).

“Representatives” means a Person’s directors, managers, officers, shareholders, members, partners, employees, agents and individuals under principles of agency law.

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Regulations promulgated thereunder, and published administrative interpretations thereof) or any similar procedures established by a state, local, or non-U.S. taxing authority.

“Rockpoint Class A Base Return” means a return (calculated like interest) of six and sixty-one thousandths of a percent (6.061%) per annum, compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year, calculated with respect to the Unreturned Class A Capital Contributions of the Rockpoint Class A Preferred Holder per month outstanding from time to time, (it being understood that Rockpoint Class A Base Return shall not include any Rockpoint Deficiency.  Rockpoint Class A Base Return shall be subject to adjustment as provided in Section 26(b)(i)(A).

“Rockpoint Class A Base Return Default” shall have the meaning set forth in the definition of “Deficiency Return.”

“Rockpoint Class A Preferred Holder” shall have the meaning set forth in the Preamble.

“Rockpoint Class B Preferred Holder” shall have the meaning set forth in the Preamble.

“Rockpoint Control Party” means Rockpoint Group, L.L.C.

“Rockpoint Deficiency” for any calendar month means the excess, if any, of (I) the Rockpoint Class A Base Return for such month, over (II) the actual amount of cumulative Distributions to the Rockpoint Class A Preferred Holder in respect of such month pursuant to Sections 9(a)(i)(B) and 9(a)(ii)(B) (determined as if any distribution following the tenth (10th) calendar day following such month were not with respect to such month).

“Rockpoint Minimum Equity and Control Requirements” shall mean that an Affiliate of the Rockpoint Control Party shall directly or indirectly, at all times:  (i) own at least twenty-five percent (25%) of the Partnership Units held by the Rockpoint Class A Preferred Holder; (ii) own at least twenty-five percent (25%) of the Partnership Units held by the Rockpoint Class B Preferred Holder; and (iii) Control the Rockpoint Preferred Holders.

“Rockpoint Preferred Holders” shall have the meaning set forth in the Preamble.

“Rockpoint REIT Interests” shall have the meaning set forth in Section 13(a).

“Rockpoint REITs” shall mean Rockpoint Growth and Income Upper REIT II-A, L.L.C., RPIIA-RLA, L.L.C., Rockpoint Growth and Income Upper REIT Upsize II-A, L.L.C. and RPIIA-RLA Upsize, L.L.C., a Delaware limited liability company, and “Rockpoint REIT” shall mean any of the Rockpoint REITs as the context requires.

“Rockpoint Special Notice Parties” shall mean Paisley Boney, Ron Hoyl, Steven Chen, Joseph Goldman and Jesse Sharf at Gibson Dunn & Crutcher or such other Persons who shall be designated by the Rockpoint Preferred Holders in a notice delivered to the Partnership and the General Partner.

“ROFO Exercise Period” shall have the meaning set forth in Section 2(b)(iv)(C).

“ROFO Holders” shall have the meaning set forth in Section 2(b)(iv)(A).

“ROFO Rights Notice” shall have the meaning set forth in Section 2(b)(iv)(C).

“Roseland Option Properties” shall have the meaning set forth in Section 5(c)(i).

“RP Approved Sale” shall have the meaning set forth in Section 12(e).

“RP Declined Amount” shall have the meaning set forth in Section 5(b)(ii)(B).

“RP Initial Amount” shall have the meaning set forth in the definition of First Hurdle Percentage.

“RP Numerator” shall have the meaning set forth in the definition of First Hurdle Percentage.

“RP Law Firm” shall have the meaning set forth in Section 23(o).

“RP Leakage Percentage” shall be 4.64%; provided, however, that if, and only if, a Future RRT Asset Contribution occurs, the RP Leakage Percentage shall be adjusted on the date of such Future RRT Asset Contribution to equal (a) the RP Leakage Percentage immediately before the date of such Future RRT Asset Contribution multiplied by the sum of (i) Unreturned RRT Capital Contributions as of the date of such Future RRT Asset Contribution and (ii) the accrued but unpaid RRT Base Return as of the date of such Future RRT Asset Contribution divided by (b) the sum of the amounts described in clauses (a)(i) and (a)(ii) and the Future RRT Asset Contribution Value of such Future RRT Asset Contribution occurring on such date (which for clarification purposes shall not include the value attributable to prior Future RRT Asset Contribution). The General Partner shall determine the proposed revised RP Leakage Percentage resulting from a proposed Future RRT Asset Contribution prior to the making of such contribution, which revised RP Leakage Percentage shall be subject to the approval of Rockpoint Class A Preferred Holder in its sole and absolute discretion, it being understood that no such Future RRT Asset Contribution shall be deemed to have occurred absent such approval by Rockpoint Class A Preferred Holder as to the revised RP Leakage Percentage resulting therefrom.

“RP Subscription Right” shall have the meaning set forth in Section 5(b)(ii)(A).

“RP Subscription Right Notice” shall have the meaning set forth in Section 5(b)(ii)(A).

“RP Subscription Right Period” shall have the meaning set forth in Section 5(b)(ii)(B).

“RP Trustees” shall have the meaning set forth in Section 10(a)(iii).

“RRH” shall have the meaning set forth in the Recitals.

“RRT” shall have the meaning set forth in the Preamble.

“RRT Add-On Capital Contribution” means $110,000,000.  The RRT Add-On Capital Contribution shall not change following the Third Amendment Effective Date other than by reason of the application of Section 5(d)(i) or Section 9(g).

“RRT Add-On Properties” shall have the meaning set forth in Section 5(d)(i).

“RRT Add-On Properties Representations” shall have the meaning set forth in Section 5(d)(ii).

“RRT Base Return” means a return (calculated like interest) of six and sixty-one thousandths of a percent (6.061%) per annum, compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year, calculated with respect to the Unreturned RRT Capital Contributions outstanding from time to time.

“RRT Competitor” shall mean any Person whose primary business is that of an operator, manager or developer of residential rental real property of a comparable class to the

Properties, excluding, however, financial investors in such rental real property (e.g., pension funds, life insurance companies, equity funds and other passive investors).

“RRT Initial Capital Contribution” means $1,217,700,000.  The RRT Initial Capital Contribution shall not change following the Second Amendment Effective Date other than by reason of the application of Section 9(g).

“RRT Leakage Percentage” shall be 1 minus the RP Leakage Percentage

“Sale Period” shall have the meaning set forth in Section 12(d).

“Second Amended Agreement” shall have the meaning set forth in the Recitals.

“Second Amendment Effective Date” shall have the meaning set forth in the Recitals.

“Second Hurdle Percentage” means, at any time, with respect to a Class A Preferred Holder, a percentage determined by taking fifty percent (50%) of the First Hurdle Percentage of such Class A Preferred Holder at such time.

“Second Notice” shall have the meaning set forth in Section 10(b).

“Section 12(e) Notice” shall have the meaning set forth in Section 12(e).

“Securities” means, with respect to any Person including the Partnership:  (i) partnership interests, shares or other equity interests; (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into shares, partnership interests or other equity interests; and (iii) warrants, options or other rights to purchase or otherwise acquire shares, partnership interests or other equity interests.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Amount” shall have the meaning set forth in Section 9(d)(i).

“Subsidiary” means, with respect to any Person, another Person as to which a majority of the total voting power of such other Person is at the time owned or controlled, directly or indirectly, by that first Person or one or more of the other Subsidiaries of that first Person or a combination thereof.  To the extent “Subsidiary” is used herein without reference to a Person, such Person shall be deemed to be the Partnership.  The Subsidiaries of the Partnership as of the Third Amendment Effective Date are set forth on Schedule 3 attached hereto.

“Supplemental Letter” means that Supplemental Letter Agreement, dated the Second Amendment Effective Date, by and among the General Partner, the Partnership, the Rockpoint Preferred Holders and the other parties thereto.

“Tax Decision” has the meaning set forth in Section 11(e)(v).

“Third Amendment Effective Date” shall have the meaning set forth in the Preamble.

“Third Amendment Value” shall have the meaning set forth in the definition of First Hurdle Percentage.

“TMP” shall have the meaning set forth in Section 11(e)(iii).

“Transaction Documents” means this Agreement, the Preferred Equity Investment Agreements, the Amended and Restated Registration Rights Agreement, the Amended and Restated Recourse Agreement, the Amended and Restated Shared Services Agreement, the Amended and Restated Credit Enhancement Services Agreement, the Indemnity Agreement, the Amended and Restated RRT Shareholders Agreement, the Escrow Agreement, the Supplemental Letter, the Add-On Supplemental Letter and the indemnification agreements between the General Partner and each of Paisley Boney and Tom Gilbane (each in his capacity as an RP Trustee) contemplated by the Preferred Equity Investment Agreement (Add-On).

“Transfer” shall have the meaning set forth in Section 12(a).

“TRS” shall have the meaning set forth in Section 11(g)(iii).

“True Up Adjustment” shall mean the quarterly adjustment to certain Distributions referred to in the proviso to the first sentence of Section 9(e).

“UCC” shall have the meaning set forth in Section 24(a).

“Uncured Event of Default” shall have the meaning set forth in Section 26(b)(i)(B).

“Unreturned Class A Capital Contributions” means, for any Class A Preferred Holder at any time, the Class A Capital Contributions of such Class A Preferred Holder reduced (but not below zero) by Distributions to such Class A Preferred Holder under Section 9(a)(ii)(C).

“Unreturned Deficiency Balance” means, at any time, (i) in the case of Rockpoint Class A Preferred Holder, the cumulative amounts of any Rockpoint Deficiency, increased by the accrued Deficiency Return with respect thereto and decreased (but not below zero) by Distributions to Rockpoint Class A Preferred Holder under Sections 9(a)(i)(A) and 9(a)(ii)(A), and (ii) in the case of MC Class A Preferred Holder, the cumulative amounts of any MC Deficiency, increased by the accrued Deficiency Return with respect thereto and decreased (but not below zero) by Distributions to MC Class A Preferred Holder under Sections 9(a)(i)(A) and 9(a)(ii)(A).

“Unreturned RRT Capital Contributions” means, at any time, (i) the sum of (A) the RRT Initial Capital Contribution, plus (B) the RRT Add-On Capital Contribution, plus (C) any Future RRT Asset Contribution Value of any Future RRT Asset Contribution made by RRT after the Third Amendment Effective Date, plus (D) any Capital Contributions made in cash by the General Partner in respect of its Common Partnership Units after the Second Amendment Effective Date, and reduced (but not below zero) by (ii) Distributions to RRT under Section 9(a)(ii)(E).

“Valuation Firm” shall mean an independent and unaffiliated nationally recognized firm that specializes in the valuation of real estate assets in which neither the General Partner nor Rockpoint Preferred Holders or their respective Affiliates have a direct or indirect ownership interest or other affiliation (including as a joint venture partner to the General Partner or the Rockpoint Preferred Holders or their respective Affiliates); provided, that it is agreed that the prior engagement of a firm does not constitute an other affiliation that would render such firm unable to serve for purposes of this definition.

2.                                      Terms and Conditions

(a)                                 Organization.  The Partnership was formed pursuant to the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware and operated pursuant to the Original Agreement.  Except to the extent set forth in this Agreement, the rights, powers, duties and obligations of the Partnership and of each Partner shall be governed by the Act, and the Partnership shall be taxed as a partnership for Federal income tax purposes.  In the event of any inconsistency between this Agreement and the Act, to the extent permitted by applicable law, the terms of this Agreement shall govern.  RRT and the Rockpoint Class B Preferred Holder hereby continue as Partners of the Partnership.  RPIIA-RLA Aggregator, L.L.C., as the Rockpoint Class A Preferred Holder, is being admitted as a Limited Partner and shall as of the Third Amendment Effective Date be admitted upon the terms and conditions of this Agreement, upon such Person’s execution and delivery of this Agreement and upon funding, as a Capital Contribution, the amount set forth on Schedule 1 attached hereto, to the extent set forth thereon.  For the avoidance of doubt, each Partner hereby acknowledges and consents to the Transfer by the Initial Rockpoint Class A Preferred Holder of all of its Class A Preferred Partnership Units to the Rockpoint Class A Preferred Holder and the admission of the Rockpoint Class A Preferred Holder as a Partner.

(b)                                 Partnership Interests; Preemptive Rights; Right of First Offer.

(i)                                     Each Partner’s Partnership Interest shall be personal property for all purposes.  No Partner will have any individual ownership rights with respect to any assets owned by the Partnership.

(ii)                                  Prior to a Public Liquidity Event and so long as a Rockpoint Preferred Holder holds Preferred Interests, except for (A) up to an additional $100 million of Class A Preferred Partnership Units issued to the Rockpoint Preferred Holders as provided in Section 5(b)(ii), (B) subject in each case to prior compliance with the provisions of Section 5(b)(ii), up to $153,884,027 of Class A Preferred Partnership Units issued to a MC Class A Preferred Holder as provided in Section 2(b)(vi) (in addition to the 107 Morgan Contribution) (in cash or property) (subject, in the case of property, to the consent in writing of the Rockpoint Preferred Holders, in their sole and absolute discretion, to the valuation of such property) and (C) Excluded Securities as provided in Section 2(b)(vii), none of the Partnership, any Subsidiary or the General Partner shall cause or permit the Partnership or any Subsidiary to issue any new Partnership Units, other Securities, or new classes of Partnership Interests (“Partnership Securities”) or any Securities of a Subsidiary, other than Common Interests or other Securities of a Subsidiary issued pursuant to Sections 2(b)(iii) or 2(b)(iv), and such Partnership Securities or Securities of a Subsidiary shall be issued by the Partnership or such Subsidiary for such reasonable consideration as the General Partner shall determine; provided, however, that no new Common Interests or Securities of a Subsidiary shall be issued except as provided in this Section 2(b) and in each case only after the provisions of Section 5(b)(ii) have been complied with; and provided, further, in the event any new Partnership Securities are offered for anything other than cash, the value of the property or assets to be so contributed shall be based on the Fair Market Value of such property or assets as determined pursuant to Section 14.  Each Partnership Unit shall be issued for a purchase price per Partnership Unit equal to one thousand dollars ($1,000.00).

(iii)                               Preemptive Rights.

(A)                               Except for any Excluded Securities Offerings, and subject to Section 5(b)(ii), Section 10(b) and Schedule 2 annexed hereto, prior to a Public Liquidity Event, new Common Interests or Securities of a Subsidiary may be sold and issued by the Partnership or such Subsidiary to then-current Partners at such time as determined by the General Partner, provided that such new Common Interests (or Securities of a Subsidiary) shall have the same rights and preferences as the existing Common Interests (or the respective Securities of such Subsidiary, as applicable); and provided further that if the General Partner proposes to cause the Partnership to issue and sell any Common Interests or the General Partner proposes to cause the Partnership to cause any Subsidiary to issue and sell Securities of a Subsidiary to any Partner (a “Proposed Investor”), the General Partner will cause the Partnership or cause the Partnership to cause such Subsidiary to offer to sell to each Partner (each, a “Preemptive Holder”) a portion of such Common Interests or Securities of such Subsidiary equal to (i) the total number of Common Interests or Securities of such Subsidiary being sold multiplied by (ii) such Preemptive Holder’s Percentage Interest.  In the case of the Rockpoint Preferred Holders, such Partners may assign any or all of their rights under this Section to another Rockpoint Preferred Holder or an Affiliate of a Rockpoint Preferred Holder.

(B)                               Each Preemptive Holder shall be entitled to purchase the offered Common Interests or the Securities of such Subsidiary at the most favorable price and otherwise on substantially the same terms and conditions as such Common Interests or such Securities of such Subsidiary are to be offered to the Proposed Investor; provided, however, that if the Proposed Investor is required to also purchase Common Interests or other Securities of a Subsidiary, the Partner(s) exercising their rights pursuant to this Section 2(b) shall also be required to purchase their pro rata share of the same class(es) or series of Securities that the Proposed Investor is required to purchase.  The purchase price for all Common Interests or Securities of a Subsidiary purchased under this Section 2(b) shall be payable to the Partnership or such Subsidiary in cash.

(C)                               In order to exercise its purchase rights hereunder, a Preemptive Holder must, within thirty (30) calendar days after delivery (the “Exercise Period”) of written notice (a “Preemptive Rights Notice”) from the Partnership to such Preemptive Holder describing in reasonable detail the Common Interests or Securities being offered by the Partnership or a Subsidiary (as the case may be), the purchase price thereof, the payment terms and the amount such Person is eligible to purchase hereunder, deliver a written notice to the Partnership irrevocably (so long as the transaction set forth in the Preemptive Rights Notice closes within one hundred eighty (180) days of the Preemptive Holder’s election) exercising such Preemptive Holder’s purchase rights pursuant to this Section 2(b) specifying the quantity of such Common Interests or Securities to be purchased by such Preemptive Holder, which for the avoidance of doubt may be all or any portion of the Common Interests or Securities offered to such Preemptive Holder.  No later than five (5) Business Days following the expiration of the Exercise Period, the Partnership shall notify each Preemptive Holder in writing of the Common Interests or Securities that each Preemptive Holder has agreed to purchase (including where such number is zero) (the “Over-allotment Notice”), which Over-Allotment Notice shall also specify the number of unsold Common Interests or Securities.  Each Preemptive Holder exercising its rights to purchase its entire portion of such Common Interests or Securities (an “Exercising Holder”) shall have a right of over-allotment such that if any other Preemptive Holder has failed to exercise its right under this Section 2(b) to purchase its full portion of such Common Interests or Securities (each, a “Non-Exercising Holder”), such Exercising Holder may purchase its applicable pro rata portion of such Non-Exercising Holder’s allotment and, if applicable (for example, if any other Exercising Holder does not exercise its over-allotment right), any other remaining Common Interests or Securities until, if so elected, all such Common Interests or Securities are purchased by Exercising Holders, by giving written notice to the Partnership within five (5) Business Days of receipt of the Over-allotment Notice, which notice shall also specify the maximum number of remaining Common Interests or Securities any Exercising Holder elects to purchase in the event any other Exercising Holder does not purchase its full portion of remaining Common Interests or Securities.

(D)                               Upon the expiration of the offering periods described above, the Partnership or such Subsidiary shall be entitled to sell to the Proposed Investor such Securities which the Preemptive Holders have not elected to purchase during the 180 calendar days immediately following such expiration at a price not less than the price set forth in the Preemptive Rights Notice and on other terms and conditions not materially more favorable in the aggregate to the purchasers thereof than those offered to the Preemptive Holders in the Preemptive Rights Notice.

(iv)                              Right of First Offer for Partnership Interests and Securities of Subsidiaries.

(A)                               Prior to a Public Liquidity Event, except as provided in Section 2(b)(vi) and Section 5(b)(ii), no Partnership Securities other than Common Interests may be sold and issued by the Partnership to Persons who are not then Partners.  Except for any Excluded Securities Offerings, and subject to Section 5(b)(ii), Section 10(b) and Schedule 2, prior to a Public Liquidity Event, new Common Interests may be sold and issued by the Partnership or newly issued or outstanding Securities of a Subsidiary may be issued or sold by the Partnership or any Subsidiary to Persons who are not then Partners at any time by the General Partner, provided that such new Common Interests shall have the same rights and preferences as the existing Common Interests; and provided further that, prior to the redemption, purchase or exchange of any Preferred Interests held by the Rockpoint Preferred Holders in exchange for Common Interests pursuant to Section 13, if the General Partner proposes to issue and sell any Common Interests or the General Partner or any Subsidiary proposes to issue or sell Securities of a Subsidiary to any Person who is then not a Partner (a “Proposed Third Party Investor”), the General Partner will cause the Partnership or any such Subsidiary to offer to sell to the Rockpoint Preferred Holders (the “ROFO Holders”) all of such Common Interests or Securities of any Subsidiary, divided between the ROFO Holders in amounts equal to (i) the total number of Common Interests or Securities of any Subsidiary being sold multiplied by (ii) the Percentage Interest held by the applicable ROFO Holder divided by the total Percentage Interests held by all ROFO Holders.  A

ROFO Holder may assign any or all of its rights under this Section 2 to another ROFO Holder or an Affiliate of such ROFO Holder.

(B)                               The ROFO Holders shall be entitled to purchase any or all of the offered Common Interests or the Securities of the applicable Subsidiary at the most favorable price and otherwise on substantially the same terms and conditions as such Common Interests or such Securities of such Subsidiary are to be offered to the Proposed Third Party Investor; provided, however, that if the Proposed Third Party Investor is required to also purchase other Securities of a Subsidiary, the ROFO Holders exercising their rights pursuant to this Section 2(b) shall also be required to purchase their pro rata share of the same class(es) or series of Securities that the Proposed Third Party Investor is required to purchase.  The purchase price for all Common Interests and other Securities purchased under this Section 2(b) shall be payable in cash.

(C)                               In order to exercise their purchase rights hereunder, the ROFO Holders must, acting collectively, within thirty (30) calendar days after delivery to such ROFO Holders (the “ROFO Exercise Period”) of written notice (a “ROFO Rights Notice”) from the Partnership describing in reasonable detail the Common Interests or Securities being offered, the purchase price thereof, the payment terms and the amount such ROFO Holders are eligible to purchase hereunder, deliver a written notice to the Partnership irrevocably (so long as the transaction set forth in the ROFO Rights Notice closes within one hundred eighty (180) days of the ROFO Holder’s election) exercising such ROFO Holders’ purchase rights pursuant to this Section 2(b) specifying the quantity of such Common Interests or Securities to be purchased by such ROFO Holder, which for the avoidance of doubt may be all or any portion of the Common Interests or Securities offered to such ROFO Holder.  No later than five (5) Business Days following the expiration of the ROFO Exercise Period, the Partnership shall notify each ROFO Holder in writing of the Common Interests or Securities that the ROFO Holders have agreed to purchase (including where such number is zero).

(D)                               Upon the expiration of the offering periods described above, the Partnership or such Subsidiary shall be entitled to sell to the Proposed Third Party Investor such Common Interests or Securities which the ROFO Holders have not elected to purchase during the 180 calendar days following such expiration of the offering period at a price not less than the price set forth in the ROFO Rights Notice and on other terms and conditions not materially more favorable in the aggregate to the purchasers thereof as those offered to the ROFO Holders in the ROFO Rights Notice.

(v)                                 Any Common Interests or Securities proposed to be offered or sold by the Partnership or such Subsidiary after such 180 day period must be reoffered pursuant to the terms of this Section 2(b) to the extent this Section 2(b) applies to such offering.  Upon the issuance of one or more Partnership Securities to new Partners or existing Partners, the Percentage Interests of the then current Partners shall be adjusted to reflect the dilution, if any, resulting from the admission of such additional Partner(s) or the issuance of such additional Partnership Interests, and such dilution shall be in proportion to the Partners’ then-applicable Percentage Interests, and Schedule 1 shall be revised by the General Partner accordingly.  Upon the issuance or sale of one or more Securities of a Subsidiary, the Partnership shall cause the relevant Subsidiary to take such comparable actions as set forth in the immediately preceding sentence to reflect the issuance or sale of such Securities.  No new Partners or other equity holders shall be entitled to any retroactive allocation of Profits, Losses, income, deduction or other Partnership items, and no Partner that is issued additional Partnership Securities shall be entitled to any retroactive allocation of Profits, Losses, income, deduction or other Partnership items with respect to such additional Partnership Interests.

(vi)                              Notwithstanding the foregoing, following the Third Amendment Effective Date and subject in each case to prior compliance with the provisions of Section 5(b)(ii), the Partnership shall be permitted to issue up to $153,884,027 in Class A Preferred Partnership Units to MCRC, MCRLP, RRT, RRH or any of their respective Affiliates (each such entity that purchases Class A Preferred Partnership Units, an “MC Class A Preferred Holder”) pursuant to the terms of the Preferred Interest Investment Agreement (Original) and this Section 2(b)(vi) (the “MC Subscription Right”), so long as at the time of such funding the General Partner determines in good faith that the Partnership has a valid business purpose to use such proceeds in the interest of the Partnership; provided, however, that it is understood and agreed that it is not a valid business purpose to (A) use such proceeds for the primary purpose of replacing lower cost debt or equity of the Partnership or its Subsidiaries, (B) not promptly deploy such proceeds for a commercial purpose, other than retaining as cash on the Partnership’s balance sheet, or (C) use such proceeds for the primary purpose of diluting the Rockpoint Preferred Interests.  Notwithstanding the restrictions on issuances of Partnership Interests as provided in Sections 2(b)(iii) and 2(b)(iv), the Partners acknowledge and agree that the preemptive rights and right of first offer described in this Section 2(b) do not apply to the issuance of Class A Preferred Partnership Units in connection with the MC Subscription Right.  For purposes of the MC Subscription Right, the per unit purchase price for such Preferred Interests shall be one thousand dollars ($1,000.00), and the Partnership shall not make any representations, warranties, covenants or otherwise provide any indemnification in connection with such issuance.

(vii)                           Notwithstanding anything to the contrary contained herein, the Partners acknowledge and agree that the preemptive rights and right of first offer described in this Section 2(b) and the provisions of Section 5(b)(ii) do not apply to:  (A) the issuance of Securities of a Subsidiary or joint venture to which the Partnership is a party, in each case in existence as of the Second Amendment Effective Date, to the extent that the exercise of such preemptive rights or right of first offer would violate the governing documents of such Subsidiary or joint venture, (B) the issuance of Securities of a Subsidiary or joint venture to which the Partnership becomes a party after the Second Amendment Effective Date (I) to an unaffiliated developer or land owner in a strategic transaction, (II) where such Subsidiary or joint venture is Controlled by the Partnership or the Partnership otherwise has the right to unilaterally (without any qualification) block a sale of a Property held by such Subsidiary or joint venture, or (III) the aggregate issuance prices of all Securities issued by such Subsidiary or joint venture is not reasonably anticipated by the General Partner at the time of first issuance of such Securities to exceed $10,000,000 (Securities issued under sub-clause (A) or (B) herein above, “Excluded Securities”).

(viii)                        Notwithstanding anything to the contrary contained herein, the Partners acknowledge and agree that the Partnership shall not issue any Class B Preferred Partnership Units other than the Class B Preferred Partnership Units issued to the Rockpoint Class B Preferred Holder pursuant to this Agreement (the “Class B Preferred Issuance Limitation”).

(c)                                  Name.  The name of the Partnership shall be “Roseland Residential, L.P.” The Business of the Partnership shall be conducted solely under that name and all assets of the Partnership shall be held under that name.  The principal office of the Partnership shall be located at c/o Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 or such other location as designated by the General Partner.

(d)                                 Certificate of Limited Partnership.  A Certificate of Limited Partnership in accordance with the Act has been filed with the Secretary of State of the State of Delaware on behalf of the Partnership.  The General Partner shall from time to time take appropriate action, including preparing and filing such amendments to the Certificate of Limited Partnership, as may be reasonably necessary or required as determined by the General Partner or as may be required by the Act.

(e)                                  Registered Agent and Office.  The registered agent for the Partnership is The Corporation Service Company, and the registered office shall be at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808, or at such other registered agent or at such other location as may be designated or approved by the General Partner.

(f)                                   Certain Tax Matters.  Notwithstanding any provision of this Agreement to the contrary, the Partners intend that the Partnership be treated as a partnership for federal, state and local tax purposes.  Each Partner agrees that it will not:  (i) cause the Partnership to be excluded from the provisions of Subchapter K of the Code, under Code Section 761, or otherwise; (ii) file the election under Regulations Section 301.7701-3 (or any successor provision) which would result in the Partnership being treated as an entity taxable as a corporation for federal, state or local tax purposes; or (iii) cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 the Code.

(g)                                  Limitation of Liability.  Except as provided in the Act or as expressly provided in this Agreement, no Limited Partner shall be obligated personally for any debt, obligation or liability of the Partnership or of any other Limited Partner solely by reason of being a Limited Partner.

3.                                      Term.  The term of the Partnership commenced on the date the Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware and, unless the Partnership is earlier terminated in accordance with the provisions of this Agreement or by operation of law, the Partnership shall continue in perpetuity.

4.                                      Scope and Purposes; Authority.

(a)                                 The sole purposes of the Partnership shall be to engage in the Business.

(b)                                 The Partnership is hereby authorized to execute, deliver and perform, the General Partner on behalf of the Partnership (and on behalf of the applicable Subsidiaries of each of the foregoing) is hereby authorized to execute, deliver and perform, or cause to be executed, delivered and performed, and the General Partner’s Subsidiaries and the Partnership’s Subsidiaries are hereby authorized to execute, deliver and perform, or cause to be executed, delivered and performed, as applicable, any organizational documents of the Partnership’s Subsidiaries, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, in each case to the extent consistent with the terms hereof, all without any further act, vote or approval of any other Person notwithstanding any other provision of the Act or applicable law, rule or regulation; provided, that any consents required pursuant to Schedule 2 annexed hereto are obtained.  The foregoing authorization shall not be deemed a restriction on the powers of the General Partner to enter into other agreements on behalf of the Partnership, subject to any limitations set forth in this Agreement.

5.                                      Capital Accounts, Contributions and Default.

(a)                                 Capital Accounts.

(i)                                     A capital account (“Capital Account”) shall be maintained for each Partner in accordance with Section 704(b) of the Code and Regulations Sections 1.704-1(b) and 1.704-2.  The Capital Account of each Partner shall be increased by (i) the amount of any cash contributed by such Partner to the capital of the Partnership, (ii) the Gross Asset Value of any property contributed or deemed contributed by such Partner to the capital of the Partnership (net of liabilities that the Partnership is considered to assume, or take property subject to, under Section 752 of the Code), (iii) such Partner’s share of Profits (as determined in accordance with Section 7(a)) and (iv) any income and gain specially allocated to such Partner pursuant to Section 7(b).  The Capital Account of each Partner shall be decreased by (w) the amount of all cash Distributions to such Partner, (x) the Gross Asset Value of any property distributed to such Partner by the Partnership (net of liabilities that the Partner is considered to assume or take property subject to, under section 752 of the Code), (y) such Partner’s share of Losses (as determined in accordance with Section 7(a)), and (z) any deductions and losses specially allocated to such Partner pursuant to Section 7(b).  Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Partner, the Capital Account balance of such Partner shall be determined after giving effect to all allocations pursuant to Sections 7(a) and 7(b) and all Capital Contributions and Distributions made or deemed made prior to the time as of which such determination is to be made.

(ii)                                  If all or any portion of any Partnership Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest or portion thereof.

(iii)                               The Partners’ Capital Accounts shall be adjusted as provided in Sections 5(c)(i) and 9(g).

(iv)                              No Partner shall be required to make up a negative balance in its Capital Account, except as provided in Section 9(d)(i).

The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with applicable Regulations under Code Section 704.  Subject to Section 7(b), the provisions of this Agreement shall be interpreted and applied in a manner consistent with this intention.  Moreover, in determining the amount of any liability for purposes hereof, Code Section 752 and the Regulations thereunder shall be applied insofar as relevant.  In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such

Regulations, the General Partner may make such modification, subject to Sections 7(b) and 11(e), and provided that no such modification that has a material adverse effect upon any Partner (or its direct or indirect owners) shall be made without that Partner’s consent.  In addition, the Partners shall consider in good faith any reasonable requests of the Rockpoint Preferred Holders to make such modifications to this Agreement as the Rockpoint Preferred Holders, based on the advice of their legal or accounting advisors, determine are reasonably necessary or appropriate to ensure that no gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code is recognized by the Rockpoint Class A Preferred Holder; provided, however, that any costs or expenses, including, without limitation, any reasonable attorneys’ fees, incurred by the Partnership or any of its Subsidiaries or any Partner in connection with the foregoing shall be borne by the Rockpoint Class A Preferred Holder.

(b)                                 Capital Contributions.

(i)                                     Each of the Partners hereby agrees that each of the Partners has or is deemed to have contributed to the capital of the Partnership the amount set forth on the Partnership’s books and records, which amounts, as of the Third Amendment Effective Date are set forth on Schedule 1 attached hereto.

(ii)                                  From the Third Amendment Effective Date until the date that the Rockpoint Class A Preferred Holder shall have been offered the opportunity to purchase an additional $100,000,000 of Class A Preferred Partnership Units pursuant to this Section 5(b)(ii), but in no event later than March 1, 2023, except for Excluded Securities as provided in Section 2(b)(vii), none of the Partnership, any Subsidiary or the General Partner shall cause or permit the Partnership or any Subsidiary to issue any new Partnership Securities (including, for the avoidance of doubt, pursuant to the MC Subscription Right) or any Securities of a Subsidiary, without, in each case, first complying with the provisions of this Section 5(b)(ii) as follows:

(A)                               If the General Partner at any time determines in good faith that the Partnership or any Subsidiary has a valid business purpose to use such additional proceeds in the interest of the Partnership or any Subsidiary (it being understood and agreed that it is not a valid business purpose to offer to issue Class A Preferred Partnership Units pursuant to this Section 5(b)(ii) for the purpose of accelerating the availability of the MC Subscription Right), the General Partner shall first offer the Rockpoint Class A Preferred Holder (which shall be permitted to assign its rights under this Section 5(b)(ii) in whole or in part to one or more Affiliates) the option to invest up to an additional $100,000,000 in the Partnership by acquiring additional Class A Preferred Partnership Units on substantially the same terms as the Rockpoint Class A Preferred Holder acquired the Class A Preferred Partnership Units issued to it on the Third Amendment Effective Date pursuant to the Preferred Equity Investment Agreement (Add-On) and this Agreement (the “RP Subscription Right”).  Upon any such determination of a valid business purpose, the General Partner shall give written notice to the Rockpoint Class A Preferred Holder setting forth the amount of cash requested to be contributed by the Rockpoint Class A Preferred Holder (in increments of not less than $25,000,000, i.e., a notice may request either $25,000,000, $50,000,000, $75,000,000 or $100,000,000, subject to the overall limit of $100,000,000) and a description of the business purpose for which the General Partner proposes to use such proceeds (an “RP Subscription Right Notice”).

(B)                               The Rockpoint Class A Preferred Holder shall have the option (but not the obligation), exercisable in its sole and absolute discretion, to purchase any or all of the Class A Preferred Partnership Units offered in a RP Subscription Right Notice by delivering written notice to the General Partner within forty-five (45) calendar days after delivery of a RP Subscription Right Notice (the “RP Subscription Right Period”), specifying the quantity of such Class A Preferred Partnership Units elected to be purchased by the Rockpoint Class A Preferred Holder.  If the Rockpoint Class A Preferred Holder does not deliver such written notice within the applicable RP Subscription Right Period (in which case it shall be deemed to have waived such right with respect to all of the Class A Preferred Partnership Units specified in the applicable RP Subscription Right Notice), or delivers written notice within the RP Subscription Right Period electing to purchase less than all of the Class A Preferred Partnership Units offered in the applicable RP Subscription Right Notice (in which case it shall be deemed to have waived such right with respect to the portion of the Class A Preferred Partnership Units specified in the applicable RP Subscription Right Notice not elected to be purchased), then (1) the RP Subscription Right shall lapse with respect to any such Class A Preferred Partnership Units not so elected to be purchased (the corresponding dollar amount, the “RP Declined Amount”), (2) the remaining amount of the RP Subscription Right shall be decreased by the full amount that was specified in the applicable RP Subscription Right Notice (i.e., the dollar amount purchased plus the RP Declined Amount) and (3) the Partnership or any Subsidiary shall, in each case in accordance with Section 2(b) and subject to any otherwise applicable limitations therein, be permitted to sell and issue new Partnership Securities (including pursuant to the MC Subscription Right) or any Securities of a Subsidiary in an amount up to the remaining aggregate amount of RP Declined Amounts that have not yet been so applied pursuant to this clause (3).  If the Rockpoint Class A Preferred Holder elects to purchase any Class A Preferred Partnership Units but fails to consummate such purchase within sixty (60) days after giving notice of such election (other than by reason of any delay caused by the Partnership or the General Partner)), such failure shall result only in the lapse of the RP Subscription Right with respect to such Class A Preferred Partnership Units (which shall thereafter be deemed to constitute an RP Declined Amount) and shall not be a default of the Rockpoint Class A Preferred Holder’s obligations under this Agreement.  For clarity, the operation of this Section 5(b)(ii) is not intended to, and in no event shall, cause the MC Subscription Right to exceed $153,884,027 in the aggregate.

(C)                               Notwithstanding anything to the contrary in this Section 5(b)(ii), if the Rockpoint Class A Preferred Holder elects to purchase any Class A Preferred Partnership Units offered in a RP Subscription Right Notice, the remaining amount of the RP Subscription Right shall not be decreased on account of such elected Class A Preferred Partnership Units unless and until the purchase and issuance thereof shall have been consummated.

(c)                                  Roseland Option Properties / Conveyance of 6 Becker Farm Road and 85 Livingston Avenue.

(i)                                     The Partners acknowledge and agree that the amount of the General Partner’s Capital Contributions set forth on Schedule 1 annexed hereto reflects the aggregate value of $12.971 million attributable to (i) 6 Becker Farm Road, Roseland, New Jersey and (ii) 85 Livingston Avenue, Roseland, New Jersey (collectively, the “Roseland Option Properties”).  The Partners acknowledge that MCRLP and/or its Affiliate conveyed the fee interests in the Roseland Option Properties to the Partnership on or about December 11, 2017.

(ii)                                  In connection with the General Partner’s contribution of the Roseland Option Properties, the Partnership Parties (as defined in the Preferred Equity Investment Agreement (Original)) shall be deemed to have made, as of the time of such contribution, the following representations and warranties set forth in the Preferred Equity Investment Agreement (Original), as of the date of execution and Closing thereunder (to the extent applicable depending on whether the Roseland Option Properties were contributed directly or through the sale of interests in an entity):  (A) Section 3.04 (No Conflicts; Consents); (B) Section 3.06 (Undisclosed Liabilities); (C) Section 3.07 (Absence of Certain Changes, Events and Conditions); (D) Section 3.08 (Material Contracts); (E) Section 3.09 (Title to Assets); (F) Section 3.10 (Owned and Leased Real Property); (G) Section 3.12 (Compliance With Laws; Permits); (H) Section 3.13 (Environmental Matters); (I) Section 3.17 (Insurance); and (J) Section 3.19 (REIT Requirements) (the “Option Properties Representations”).  The Partnership Parties were deemed to have agreed to indemnify, and hereby reconfirm such agreement to indemnify, the Rockpoint Preferred Holders under Section 7.03(a) of the Preferred Equity Investment Agreement (Original) with respect to the Option Properties Representations, and the Rockpoint Preferred Holders (and its Indemnified Parties) shall be permitted to recover for any Losses relating thereto as though the Option Properties Representations were made under the Preferred Equity Investment Agreement (Original).

(d)                                 RRT Add-On Capital Contribution.

(i)                                     The Partners acknowledge and agree that the amount of the General Partner’s Capital Contributions set forth on Schedule 1 annexed hereto reflects the amount of the RRT Add-On Capital Contribution, which is the aggregate value attributable to (A) Soho Lofts, 273 16th Street, Jersey City, New Jersey and (b) 25 Christopher Columbus Drive, Jersey City, New Jersey (collectively, and including all Associated Property, the “RRT Add-On Properties”).  The RRT Add-On Properties are owned by wholly-owned Affiliates of MCRLP.  The General Partner hereby covenants to cause all of MCRLP’s and/or each Affiliate’s right, title and interest (including the entire fee interests) in and to the RRT Add-On Properties to be conveyed to the Partnership by MCRLP and/or its Affiliate as soon as practicable after the Third Amendment Effective Date, and in any event on or before September 24, 2019, in each case free and clear of all liens and encumbrances other than Permitted Encumbrances (as defined in the Preferred Equity Investment Agreement (Add On)); provided, however, that notwithstanding the foregoing, (A) Soho Lofts may be encumbered by Indebtedness (as defined in the Preferred Equity Investment Agreement (Add On)) only up to a maximum of $160,000,000 and (B) 25 Christopher Columbus Drive, Jersey City, New Jersey, may be encumbered by an amount of Indebtedness (as defined in the Preferred Equity Investment Agreement (Add On)) consistent with the limitations in Item 1 of Schedule 2 provided all funds advanced  with respect to 25 Christopher Columbus Drive have been utilized for development of such property and no proceeds thereof have been distributed to MCRLP or any of its Affiliates.  The Partners acknowledge and agree that the Partnership is not permitted to make a partial acquisition of either of the RRT Add-On Properties (i.e., only a 100% ownership interest in an RRT Add-On Property may be transferred).  All costs and expenses associated with the acquisition of the RRT Add-On Properties shall be borne by the Partnership.  The RRT Add-On Properties shall not be held by the Partnership as Permitted Sale Properties.  If, for any reason, the General Partner is unable to effectuate the acquisition of the RRT Add-On Properties by the Partnership or its Subsidiaries on or prior to September 24, 2019, such failure shall be deemed to constitute an Event of Default under Section 2(a)(iii) of this Agreement (without the requirement to observe any notice or cure period provided for therein).  In such case, then in addition to all remedies otherwise available to the Partners in respect of such Event of Default, the General Partner’s Capital Account and the RRT Add-On Capital Contribution shall be automatically decreased by $110,000,000 as of the Third Amendment Effective Date (with adjustments to future Distributions consistent with Section 9(g)) and the Partners shall make such other adjustments to reflect the intent of the Partners in this Section 5(d).

(ii)                                  In connection with the General Partner’s contribution of the RRT Add-On Properties, the MC Partnership Parties (as defined in the Preferred Equity Investment Agreement (Add-On)) shall be deemed to have made, as of the time of such contribution, the following representations and warranties set forth in the Preferred Equity Investment Agreement (Add-On), as of the date of execution and Closing thereunder (to the extent applicable depending on whether the RRT Add-On Properties were contributed directly or through the sale of interests in an entity):  (A) Section 3.04 (No Conflicts; Consents); (B) Section 3.06 (Undisclosed Liabilities); (C) Section 3.07 (Absence of Certain Changes, Events and Conditions); (D) Section 3.08 (Material Contracts); (E) Section 3.09 (Title to Assets); (F) Section 3.10 (Owned and Leased Real Property); (G) Section 3.12 (Compliance With Laws; Permits); (H) Section 3.13 (Environmental Matters); (I) Section 3.17 (Insurance); and (J) Section 3.19 (REIT Requirements) (the “RRT Add-On Properties Representations”), and the General Partner shall deliver a certificate to such effect to the Rockpoint Preferred Holders at such time and substantially in the form contemplated by Section 6.02(c)(xvii) of the Preferred Equity Investment Agreement (Add-On).  The MC Partnership Parties shall be deemed to have agreed to indemnify, and hereby reconfirm such agreement to indemnify, the Rockpoint Preferred Holders under Section 7.03(a) of the Preferred Equity Investment Agreement (Add-On) with respect to the RRT Add-On Properties Representations, and the Rockpoint Preferred Holders (and its Indemnified Parties) shall be permitted to recover for any Losses relating thereto as though the RRT Add-On Properties Representations were made under the Preferred Equity Investment Agreement (Add-On).

6.                                      Non-Recourse Nature of Preferred Interest.  Except as set forth herein or in the other Transaction Documents, the Rockpoint Preferred Holders’ investments will be recourse solely to the Partnership.

7.                                      Allocation of Profits and Losses.

(a)                                 Allocations of Profit and Loss.  After taking into account any special allocations pursuant to Section 7(b) and subject to any limitations contained therein, Profits or Losses for any Fiscal Year or portion thereof shall be allocated among the Class A Preferred Holders and the Common Holders in a manner such that the Capital Account of each such Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made to such Partner if the Partnership sold all of its assets for cash equal to their Gross Asset Value, paid all Partnership liabilities (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and distributed the remaining net cash to the Partners in accordance with the priority set forth in Sections 9(a)(ii) and 9(a)(iii) (increased, in the case of the Rockpoint Class B Preferred Holder, by the Class B Capital Contributions made by the Rockpoint Class B Preferred Holder), less (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.  In the event Profits or Losses are not sufficient to enable the Capital Accounts to equal the amounts described above, then Profits or Losses shall be allocated first, to cause the Capital Account of the Rockpoint Class A Preferred Holder to equal the amount described in Section 9(a)(ii), plus the amount of any Distribution Make-Whole that has not theretofore been paid, reduced by its share of the amount described in clause (ii) above.  For purposes of clause (i), the requirement to pay or distribute a Distribution Make-Whole shall not be taken into account unless and until the occurrence of an event giving rise to Rockpoint Class A Preferred Holder’s right with respect or reference to a Distribution Make-Whole, in which case the Distribution Make-Whole payable with respect to the Rockpoint Class A Preferred Holders shall be taken into account as necessary in order to reflect the rights to such Distribution Make-Whole.

(b)                                 Special Tax Allocations.  Notwithstanding any other provision to the contrary in this Agreement, the following provisions shall apply:

(i)                                     Loss Limitation.  No Partner shall be allocated Losses or deductions if such allocation causes a Partner’s Capital Account to have a balance less than zero that is in excess of the Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, if any, plus the amount such Partner is obligated to repay to the Partnership or for which such Partner is liable or otherwise bears the risk of loss within the meaning of the applicable Regulations.  In the event one or more of the Partners is prevented from receiving an allocation of Loss or deduction under the preceding sentence, then such excess shall be allocated to the other Partners pursuant to Section 7(a), subject to the remaining provisions of this Section 7(b).

(ii)                                  Qualified Income Offset.  In the event a Partner unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership gross income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by Regulations Section 1.704-1(b)(2)(ii)(d), the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 7(b)(ii) shall be made only if and to the extent that such Partner has an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 7(b)(ii) were not in the Agreement.  Any such allocation of gross income or gain pursuant to this Section 7(b)(ii) shall be made to each Partner having an Adjusted Capital Account Deficit in the proportion such Adjusted Capital Account Deficit bears to the aggregate Adjusted Capital Account Deficit of all the Partners.  This Section 7(b)(ii) is intended to constitute a “qualified income offset” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iii)                               Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain for a Fiscal Year or other applicable period, each Partner shall be specially allocated items of Partnership gross income and gain for such year or period (and, if necessary, subsequent years or periods) in the amount required by Regulations Section 1.704-2(f).  Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2)(i).  This Section 7(b)(iii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv)                              Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement except Section 7(b)(iii), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt for a Fiscal Year or other applicable period, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership gross income and gain for such year or period (and, if necessary, subsequent years or periods) in the amount required by Regulations Section 1.704-2(i)(4).  Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii).  This Section 7(b)(iv) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v)                                 Partnership Nonrecourse Deductions; Excess Nonrecourse Liabilities.  Any Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Partners in proportion to (A) in the case of Nonrecourse Deductions attributable to a Permitted Sale Property Interest, ten percent (10%) to the Rockpoint Class B Preferred Holder and ninety percent (90%) to RRT, and (B) in the case of other Nonrecourse Deductions, to the Partners in proportion to their First Hurdle Percentages.  Excess nonrecourse liabilities (as defined in Regulations Section 1.752-3(a)(3) shall be allocated to the Partners in proportion to their First Hurdle Percentages.

(vi)                              Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any year shall be specially allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Deductions in accordance with Regulation Section 1.704-2(i).

(vii)                           Permitted Sale Property Gain.  An aggregate amount equal to all Profit and gain comprising Permitted Sale Property Gain shall be allocated ten percent (10%) to the Rockpoint Class B Preferred Holder, and all remaining Permitted Sale Property Gain (other than items that would not give rise to gain to the Partnership) shall be allocated to RRT and the MC Class A Preferred Holders; provided, however, that upon the occurrence of an event giving rise to the Rockpoint Class B Preferred Holder’s right with respect or reference to a Distribution Make-Whole, an amount of Permitted Sale Property Gain shall be allocated to the Rockpoint Class B Preferred Holder as necessary to cause such amount to be reflected in Rockpoint Class B Preferred Holder’s Capital Account prior to making the foregoing allocations.  For the sake of clarity, for all purposes of this Agreement, any Permitted Sale Property Gain allocable to RRT under Section 704(c) principles shall not be available for allocation to the Rockpoint Class B Preferred Holder.

(viii)                        Special Allocation of Modified Net Income.  There shall be allocated to the Rockpoint Class A Preferred Holder items of net income (as determined for purposes of maintaining Capital Accounts), increased by Depreciation included therein and reduced by Permitted Sale Property Gain (“Modified Net Income”) in an amount not greater than the amount necessary to cause the Capital Account of the Rockpoint Class A Preferred Holder, immediately after making such allocation, to be, as nearly as possible, equal to (A) the Distributions that would be made to the Rockpoint Class A Preferred Holder pursuant to Section 9(a)(ii)(A) through (E) if the Partnership sold all of its assets for cash equal to their Gross Asset Value, paid all Partnership liabilities (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and distributed the remaining net cash to the Partners in accordance with the priority set forth in Sections 9(a)(ii) and 9(a)(iii) (increased, in the case of the Rockpoint Class B Preferred Holder, by the Class B Capital Contributions made by the Rockpoint Class B Preferred Holder), less (B) Rockpoint Class A Preferred Holder’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.  For purposes of clause (A), the requirement to pay or distribute a Distribution Make-Whole shall not be taken into account unless and until the occurrence of an event giving rise to Rockpoint Class A Preferred Holder’s right with respect or reference to a Distribution Make-Whole, in which case the Distribution Make-Whole payable with respect to the Rockpoint Class A Preferred Holders shall be taken into account as necessary in order to reflect the rights to such Distribution Make-Whole.  An example of the workings of this Section 7(b)(viii) is annexed as Exhibit D hereto.

(ix)                              Expense Reimbursement.  The Partners agree that (A) the Expenses (as defined in the Preferred Equity Investment Agreement (Original)) of the Rockpoint Preferred Holders were, to the extent communicated to the Partnership on or prior to the Second Amendment Effective Date, deducted from the amount contributed to the Partnership pursuant to Section 5(b)(ii), such that the amount actually advanced to the Partnership by the Rockpoint Preferred Holders on the Second Amendment Effective Date pursuant to such section was the $150 million amount specified therein reduced by such Expenses, (B) such contribution and reduction were and shall be treated for all purposes of this Agreement as if the Rockpoint Preferred Holders contributed the entirety of such $150 million amount to the Partnership and then the Partnership reimbursed the Rockpoint Preferred Holders for such Expenses, (C) the deemed reimbursement of such Expenses (and any additional reimbursements of Expenses relating to the negotiation of the Transaction Documents and the closings under the Preferred Equity Investment Agreements) shall (1) not reduce the amount of Rockpoint Preferred Holders’ Capital Contributions or Capital Accounts, (2) not be treated as a guaranteed payment under the Code, and (D) such Expenses (and any additional reimbursements of Expenses relating to the negotiation of the Transaction Documents and such closings) shall be (1) treated under Treasury Regulation Section 1.263(a)-5(a)(5) as an amount paid by the Partnership to facilitate a transfer under Section 721 of the Code, (2) characterized by the Partnership as syndication expenses described in Section 709(a) of the Code, and (3) deducted for purposes of determining Profit and Loss (but not for purposes of calculating taxable income) pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)(2).

(c)                                  Tax Allocations.

(i)                                     Except as otherwise provided in this Section 7(c), all items of income, gain, loss, deduction or credit of the Partnership shall be allocated among the Partners for federal income tax purposes in a manner consistent with the allocation of the corresponding items to the Partner under the other provisions of this Section 7.

(ii)                                  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed or deemed contributed to the capital of the Partnership by any Partner shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value at the time of contribution.  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the General Partner, consistent with the definition of Permitted Sale Property Gain as applicable; provided that the same method shall be used to eliminate book-tax differences under Section 704(c) of the Code (including with respect to so-called “reverse 704(c) allocations”) for all property of the Partnership and all so-called “704(c) layers”.  Allocations made pursuant to this Section 7(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provisions of this Agreement.  This Section 7(c)(ii) shall be applied with respect to the Permitted Sale Properties in a manner consistent with the definition of Gross Asset Value and the definition of Permitted Sale Property Gain.

(d)                                 It is intended that prior to a distribution of the proceeds from a liquidation of the Partnership pursuant to Section 15, the positive Capital Account balance of each Partner (other than the Rockpoint Class B Preferred Holder), shall be equal to the amount that such Partner would have been entitled to receive if such proceeds were distributed pursuant to Section 9(a)(ii) (taking into account any Distribution Make-Whole), and the Capital Account balance of the Rockpoint Class B Preferred Holder is equal to the amount it would receive under Section 9(a)(iii) plus the Rockpoint Class B Preferred Holder’s Class B Capital Contribution (taking into account any Distribution Make-Whole).  This Agreement shall be interpreted consistently with such intent to the extent permissible under Section 704(b) of the Code and the Regulations promulgated thereunder relating to allocations that have “substantial economic effect”.  The Partners other than the Rockpoint Preferred Holders shall consider in good faith any reasonable requests by the Rockpoint Preferred Holders to modify the provisions of this Agreement in order to satisfy income tax related needs of the Rockpoint Preferred Holders (and their direct and indirect owners), provided no such modification could reasonably be expected to be materially adverse to such Partners (taking into account any offer from the Rockpoint Preferred Holders to reimburse the Partners for any such material adverse consequences), and Rockpoint Preferred Holders shall bear the reasonable out-of-pocket professional fees of the Partnership and the other Partners in respect of such request.

(e)                                  Provided the Partnership is a partnership for federal income tax purposes immediately prior to the admission of the Rockpoint Preferred Holders as Partners, the Partners’ distributive shares of items of income, gain, loss, deduction and credit of the Partnership with respect to the Partnership’s taxable year that includes the Second Amendment Effective Date will be allocable based on the interim closing method as described in Section 706(d)(1) of the Code and the Treasury Regulations thereunder (and corresponding provisions of state or local income tax law where applicable), and (i) items of income, deduction, gain, loss or credit of the Partnership that are recognized on or prior to the Second Amendment Effective Date shall be allocated among those persons or entities who were partners on or prior to the Second Amendment Effective Date; and (ii) items of income, deduction, gain, loss or credit of the Partnership that are recognized after the Second Amendment Effective Date shall be allocated among the persons or entities who are Partners after the Second Amendment Effective Date.

8.                                      Restrictions on Purchase and Sale of Certain Properties.

(a)                                 Notwithstanding anything in this Agreement to the contrary except as provided in this Section 8, at all times during any taxable year of any of the Rockpoint REITs in which any such Rockpoint REIT owns directly or indirectly a Preferred Partnership Interest for all or a portion of such year (including, for the sake of clarity, any such taxable year of a Rockpoint REIT in which the Rockpoint REIT Interests are acquired pursuant to this Agreement), the General Partner and the Partnership shall not permit the Partnership (and following any sale of the Rockpoint REIT Interests pursuant to Sections 12 or 13, the General Partner shall not permit the Rockpoint REITs) to recognize (directly or through a Subsidiary or Applicable Entity) gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code (other than (A) Permitted Sale Property Gain attributable to a disposition of a Permitted Sale Property (as opposed to the Partnership’s interest in an entity that owns a direct or indirect interest in a Permitted Sale Property that is not a Majority Permitted Sale Property, or (B) as a result of a Permitted Partnership Interest Acquisition pursuant to Section 13(i)) without the prior written consent of the Rockpoint Class A Preferred Holders (and following any sale of the Rockpoint REIT Interests pursuant to Sections 12 or 13, the REIT Owners) unless such disposition is undertaken under one of the following circumstances, and provided that the General Partner shall use commercially reasonable efforts to consult with Rockpoint Class A Preferred Holder prior to entering into any transaction described in clauses (i), (ii) or (iii) below:

(i)                                     such disposition is a part of a tax deferred like-kind exchange pursuant to Section 1031 of the Code, and prior to such disposition the Partnership receives an opinion of the GP Law Firm (or other nationally recognized independent tax counsel selected by the General Partner and reasonably acceptable to the Rockpoint Class A Preferred Holder), subject to customary qualifications, exceptions and assumptions for comparable legal opinions rendered by nationally recognized law firms in the United States, to the effect that such disposition should not give rise to the recognition of gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code;

(ii)                                  the Property is disposed of by means of a sale of a direct interest in the shares of a REIT that is “domestically controlled” (within the meaning of Section 897(h)(4)(B) of the Code), and prior to such disposition the Partnership receives an opinion of the GP Law Firm (or other nationally recognized independent tax counsel selected by the General Partner and reasonably satisfactory to the Rockpoint Class A Preferred Holder), subject to customary qualifications, exceptions and assumptions for comparable legal opinions rendered by nationally recognized law firms in the United States, to the effect that such transaction (including any transfer of such Property to such REIT and such sale) should not, when taken together with any distribution by the Rockpoint REITs, give rise to gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code; or

(iii)                               prior to such event the Partnership receives an opinion of the GP Law Firm (or other nationally recognized independent tax counsel selected by the General Partner and reasonably satisfactory to the Rockpoint Class A Preferred Holder), subject to customary qualifications, exceptions and assumptions for comparable legal opinions rendered by nationally recognized law firms in the United States, to the effect that the Code has been amended such that any gain from such disposition (taken together with any distribution by the Rockpoint REITs, which own their interests in the Partnership through the Rockpoint Class A Preferred Holder or through another Rockpoint REIT) would not reasonably be expected to result in income that is effectively connected with the conduct of a United States trade or business for any direct or indirect owner of the Rockpoint Class A Preferred Holder for Federal income tax purposes.

For the sake of clarity, the General Partner and the Partnership shall not cause or permit the Partnership to recognize gain with respect to the disposition of (A) an indirect interest in a Permitted Sale Property, (B) any Majority Interest Permitted Sale Property, or (C) any Permitted Sale Property other than Permitted Sale Property Gain.  In furtherance of the foregoing, (1) the Partnership’s interest in Shops at 40 Park and Metropolitan at 40 Park (other than its Permitted Sale Property Interest with respect thereto) shall, to the extent not held by a TRS, be contributed to a TRS on or prior to September 24, 2019 (and shall remain in such TRS unless Rockpoint Class A Preferred Holder consents in writing to the contrary, which consent may be given or withheld in its sole and absolute discretion, and (2) any other interest in a Permitted Sale Property that is neither a Majority Permitted Sale Property Interest nor a Permitted Sale Property Interest and that is not already owned by a TRS shall be contributed to a TRS as and when instructed by Rockpoint Class A Preferred Holder in its sole and absolute discretion (it being understood that the Partnership shall cause any gain resulting from a disposition of a Permitted Sale Property that is not a Majority Interest Permitted Sale Property and that is not Permitted Sale Property Gain to be allocated to such TRS).

(b)                                 RRT and MCRC shall, on a joint and several basis, indemnify, defend and hold harmless the Rockpoint Class A Preferred Holder, the REIT Owners and their direct and indirect owners and Affiliates (who for the avoidance of doubt are express third party beneficiaries of this Section 8(b)) from and against any and all U.S. taxes, interest, penalties and professional fees resulting from (i) any violation of Sections 8(a), 8(d) or 13(f)(v), (ii) any such amounts that would not have been incurred but for the inaccuracy of a representation referred to in an opinion described in Section 8(a)(i), 8(a)(ii) or 8(a)(iii) (or otherwise relied upon by the firm rendering the opinion), determined as if any such representation that is qualified as to knowledge (or similarly qualified) were not so qualified, (iii) any failure of the Partnership to comply with Section 9(d)(i), and (iv) any failure of the Partnership to comply with the requirements of Section 11(g), including, in each instance, an amount equal to the aggregate United States federal, state and local income or franchise taxes with respect to any or all of the payments, reimbursements and other amounts required to be made or paid to Rockpoint Class A Preferred Holder.  For purposes of any such indemnification, it is assumed that the Rockpoint Class A Preferred Holder (and any intermediate owner) will distribute to its direct and indirect owners any amounts it receives from the Partnership.

(c)                                  If during any calendar year during which the Partnership expects directly or indirectly, voluntarily or involuntarily, to realize gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code, the Partnership shall notify the Rockpoint Class A Preferred Holder and cooperate with the Rockpoint Class A Preferred

Holder in advance of such transaction as the Rockpoint Class A Preferred Holder shall reasonably request with a view to ensuring that no such gain will be allocated to the Class A Preferred Holder.

(d)                                 In the case of a purchase of the Rockpoint REIT Interests under Sections 12 or 13, in no event may assets owned directly or indirectly by the Partnership (other than Permitted Sale Assets) or Partnership Interests held by the Rockpoint REITs be sold or otherwise disposed of or treated as disposed of within seven (7) calendar days following such purchase.  Any purchase of the Rockpoint REIT Interests shall be treated as a purchase of stock of the Rockpoint REITs for all applicable income tax purposes.

(e)                                  Following the Third Amendment Effective Date, in no event may the Partnership directly or indirectly through any Subsidiary or otherwise acquire any direct or indirect interest in any Property (including any interest in a Permitted Sale Property) where the Partnership cannot unilaterally (without any qualification) block a disposition of such Property and the Partnership’s direct and indirect interest therein.

(f)                                   This Section 8 shall survive termination of the Partnership or termination or amendment of this Agreement, provided that if the Rockpoint REIT Interests are exchanged for Common Interests pursuant to this Agreement, the obligations under Section 8(a) shall not apply following the taxable year of the Rockpoint REITs that includes the date of such exchange.

9.                                      Distributions.

(a)                                 Order of Distributions.  Subject to Sections 5(c)(i), 9(d), 9(e), 9(g), 11(g) and Section 15(d)(ii):

(i)                                     Distributions out of Available Cash shall be made in accordance with the following priorities:

(A)                               First, to the extent any Class A Preferred Holder has an Unreturned Deficiency Balance, to the Class A Preferred Holders (in proportion to their respective Unreturned Deficiency Balances) until their Unreturned Deficiency Balances have been reduced to zero.

(B)                               Second, to the Class A Preferred Holders in proportion to their respective accrued and unpaid Base Return (for the sake of clarity, the accrued and unpaid Rockpoint Class A Base Return with respect to the Rockpoint Class A Preferred Holder and the accrued and unpaid MC Class A Base Return in the case of the MC Class A Preferred Holder), until each Class A Preferred Holder has received pursuant to this Section 9(a)(i)(B) and Section 9(a)(ii)(B) amounts equal to its accrued Base Return.

(C)                               Third, the RP Leakage Percentage to the Rockpoint Class A Preferred Holder and the RRT Leakage Percentage to RRT until RRT has received pursuant to this Section 9(a)(i)(C) and Section 9(a)(ii)(D) an amount equal to the RRT Base Return on the Unreturned RRT Capital Contributions.

(D)                               Fourth, to the Class A Preferred Holders and RRT pro rata in accordance with their respective First Hurdle Percentages at the time of the Distribution.

(ii)                                  Distributions out of Class A Capital Event Cash Flow shall be made in accordance with the following priorities:

(A)                               First, to the extent any Class A Preferred Holder has an Unreturned Deficiency Balance, to the Class A Preferred Holders (in proportion to their respective Unreturned Deficiency Balances) until their Unreturned Deficiency Balances have been reduced to zero.

(B)                               Second, to the Class A Preferred Holders in proportion to their accrued and unpaid Base Return (for the sake of clarity the accrued and unpaid Rockpoint Class A Base Return with respect to the Rockpoint Class A Preferred Holder and the accrued and unpaid MC Class A Base Return in the case of the MC Class A Preferred Holder), until each Class A Preferred Holder has received pursuant to Section 9(a)(i)(B) and this Section 9(a)(ii)(B) amounts equal to its accrued Base Return.

(C)                               Third, to the Class A Preferred Holders in proportion to their respective Unreturned Class A Capital Contributions, until each Class A Preferred Holder has received pursuant to this Section 9(a)(ii)(C) its then Unreturned Class A Capital Contributions.

(D)                               Fourth, the RP Leakage Percentage to the Rockpoint Class A Preferred Holder and RRT Leakage Percentage to RRT until RRT has received pursuant to Section 9(a)(i)(C) and this Section 9(a)(ii)(D) an amount equal to the RRT Base Return on the Unreturned RRT Capital Contributions.

(E)                                Fifth, the RP Leakage Percentage to the Rockpoint Class A Preferred Holder and the RRT Leakage Percentage to RRT until RRT has received pursuant to this Section 9(a)(ii)(E) an amount equal to the then Unreturned RRT Capital Contributions.

(F)                                 Sixth, to the Class A Preferred Holders and RRT pro rata in accordance with their respective First Hurdle Percentages at the time of the Distribution until the Rockpoint Class A Preferred Holders have achieved an eleven percent (11%) annual IRR on the Rockpoint Class A Preferred Holder’s Class A Capital Contributions (the “Hurdle Return”).

(G)                               Seventh, to the Class A Preferred Holders in an amount equal to such remaining Distribution multiplied by its Second Hurdle Percentage at the time of the Distribution, and the remainder of such Distribution to RRT.

(iii)                               Distributions out of Class B Capital Event Cash Flow shall be made ten percent (10%) to the Rockpoint Class B Preferred Holder and ninety percent (90%) to RRT.

(b)                                 Limitations on Distributing Debt Proceeds.  With respect to the proceeds from any debt financings obtained by the Partnership or any of its Subsidiaries, the Partnership shall, and the General Partner shall cause the Partnership and each of its Subsidiaries to, either (i) retain such debt proceeds (i.e., not distribute pursuant to Section 9), (ii) use such debt proceeds for the acquisition, renovation or development of the Properties, or (iii) to make Distributions to the Preferred Holders pursuant to Sections 9(a)(i)(A), 9(a)(i)(B), 9(a)(ii)(A) and 9(a)(ii)(B).

(c)                                  Legal Limitations.  Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the Partnership make or be required to make any

Distribution or payment to any Partner to the extent prohibited or restricted by the Act or any other applicable law.

(d)                                 Other Provisions Applicable to Rockpoint.

(i)                                     No Distributions shall be made to Rockpoint Class A Preferred Holder in excess of an amount specified by Rockpoint Class A Preferred Holder to RRT in writing with respect to a calendar year at least ten (10) calendar days prior to any Distribution (a “Specified Amount”).  The Specified Amount shall be determined by the Rockpoint Class A Preferred Holder and is intended to be an amount that is $5,000,000 less than the lesser of (A) Rockpoint Class A Preferred Holder’s determination of its adjusted tax basis in its Partnership Interest and (B) the Rockpoint Class A Preferred Holder’s determination of the amount of Distributions that would result in it having an Adjusted Capital Account Deficit (taking the last sentence of this Section 9(d)(i) into account), in each case, as of the end of the taxable year in which the Distribution is made.  RRT and the Partnership shall be entitled to rely on a Specified Amount furnished to RRT by Rockpoint Class A Preferred Holder until such time, if any, as Rockpoint Class A Preferred Holder shall, by at least ten (10) calendar days prior written notice to RRT, replace a previously furnished Specified Amount with a revised Specified Amount.  The limitation on Distributions set forth in this Section 9(d)(i) shall not apply in any period with respect to which Rockpoint Class A Preferred Holder shall not have furnished a Specified Amount to RRT.  As of the date hereof, Rockpoint Class A Preferred Holder notifies RRT that the Specified Amount shall be $406,375,000 for Distributions made during calendar year 2019.  Neither RRT nor the Partnership shall have any liability to Rockpoint Class A Preferred Holder in respect of Distributions in excess of basis or that causes an Adjusted Capital Account Deficit except for Distributions in excess of the applicable Specified Amount or, in the case of incorrect information furnished by the Partnership to Rockpoint Class A Preferred Holder as to activity that occurred prior to the date the Partnership provided such information to Rockpoint Class A Preferred Holder, where such incorrect information caused the Specified Amount provided by Rockpoint Class A Preferred Holder to RRT to be more than $5,000,000 in excess of what a correct Specified Amount would have been for the period in question, in which case the provision of such incorrect information shall be considered a failure to comply with this Section 9(d)(i) to the extent of such excess.  At Rockpoint Class A Preferred Holder’s option, it may agree with the Partnership (and the Partnership shall cooperate to effectuate such agreement) to restore upon a liquidation of the Partnership all or any portion of any Adjusted Capital Account Deficit that otherwise would result from a Distribution.

(ii)                                  Any amounts not distributed or paid by reason of Section 9(d)(i) shall be held in a separate account of the Partnership and distributed at such time, if any, that such Distributions are permitted under such Section, prior to the making of additional Distributions pursuant to Section 9(a)(i) or 9(a)(ii) (and shall be treated as an amount distributable pursuant to Section 9(a)(ii) as provided in Section 13), and if not distributed prior to a liquidation of the Partnership shall be distributed pursuant to Section 15(d).

(iii)                               Rockpoint Class A Preferred Holder may elect to return to the Partnership any Distribution that it receives in excess of its then estimated year-end tax basis or in excess of the estimated amount needed to avoid an Adjusted Capital Account Deficit as contemplated by Section 9(d)(i), and Rockpoint Preferred Holder agrees to use commercially reasonable efforts to return any such excess within the same taxable year as its receipt thereof if, at least thirty (30) days prior to the end of such taxable year, it receives (A) notice in writing from RRT of such excess Distribution (including the amount thereof), (B) an opinion of counsel reasonably satisfactory to Rockpoint Class A Preferred Holder that such return should reduce the damages suffered by Rockpoint Class A Preferred Holder and its direct and indirect owners from such excess Distribution, and (C) a written agreement reasonably satisfactory to Rockpoint Class A Preferred Holder providing for the compensation of it and its direct and indirect owners for any damages resulting from such excess Distribution and the return thereof to the Partnership (it being understood that under no circumstances shall Rockpoint Class A Preferred Holder or its direct or indirect owners be required to borrow, call for capital or sell assets in order to return any such excess).  Any such return of funds shall be treated as if the most recent Distribution(s) received by the Rockpoint Class A Preferred Holder was (were) never distributed to that extent for purposes of this Agreement (subject to clause (v) below) and, to the extent permitted by law, for all other purposes.

(iv)                              Upon making any distribution to Rockpoint Class A Preferred Holder pursuant to Section 9(a)(ii)(C) prior to the end of the Lockout Period, the Partnership shall distribute an additional amount to Rockpoint Class A Preferred Holder equal to the Distribution Make-Whole applicable to such distribution (subject to Section 9(d)(i) above).  Distribution of such additional amount shall not be treated as a distribution under Section 9(a)(ii)(C) for purposes of computing Rockpoint Class A Preferred Holder’s Unreturned Class A Capital Contributions.

(v)                                 For purposes of computing the Base Return, the Deficiency Return (as applicable based on how such amount would have been applied absent the restriction on such distribution) and the Distribution Make-Whole, any amount that would be distributed to Rockpoint Class A Preferred Holder in accordance with this Agreement but for the fact that such distribution would violate Section 9(d)(i) or was returned pursuant to Section 9(d)(iii) shall be deemed timely to have been distributed to the Rockpoint Class A Preferred Holder at the time such amount would have been or was distributed, and the subsequent payment of such undistributed amounts to Rockpoint Class A Preferred Holder shall not be taken into account for such purposes.

(e)                                  Timing of Distributions.  Distributions pursuant to Sections 9(a)(i)(A), 9(a)(i)(B), 9(a)(ii)(A) and 9(a)(ii)(B) shall be made monthly on the tenth (10th) calendar day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day) with respect to Available Cash and/or Class A Capital Event Cash Flow attributable to the immediately preceding month, provided that Distributions in respect of Available Cash and/or Class A Capital Event Cash Flow for the last month of each calendar quarter (made on the tenth (10th) calendar day of the month next following the end of such calendar quarter, or if such day is not a Business Day, the immediately preceding Business Day) shall be appropriately adjusted as the General Partner deems necessary to ensure that the Distributions to Rockpoint pursuant to Sections 9(a)(i)(B) and 9(a)(ii)(B) with respect to such quarter are no less than the amount necessary to avoid the existence of a Rockpoint Class A Base Return Default with respect to such quarter.  Distributions other than Distributions pursuant to Sections 9(a)(i)(A), 9(a)(i)(B), 9(a)(ii)(A) and 9(a)(ii)(B) shall be made at such times as the General Partner shall determine.  Except as provided in Section 9(b), the Partners acknowledge and agree that the Partnership may make Distributions pursuant to Sections 9(a)(i)(A), 9(a)(i)(B), 9(a)(ii)(A) and 9(a)(ii)(B) out of

Available Cash, Class A Capital Event Cash Flow and/or any other source of funds whatsoever, as the General Partner in its sole discretion shall determine.

(f)                                   Tax Withholding.  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution, or allocation to the Partnership, the General Partner, or any Limited Partner shall be treated as amounts distributed to the General Partner or the applicable Limited Partner pursuant to this Section 9 for all purposes under the Agreement.  The General Partner is authorized on behalf of the Partnership to withhold from Distributions or other payments to any Partner and to pay over to any federal, state, local or foreign government any amounts required to be so withheld and paid over by the Partnership pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate such amounts to the Partner with respect to which such amount was withheld.  The General Partner acknowledges that it shall not cause the Partnership to withhold and pay over any amounts from Distributions or other payments to any Partner except as required by applicable law or regulation.  If the Partnership is required to withhold and pay over to any federal, state, local or foreign government amounts on behalf of a Partner exceeding available amounts then remaining to be distributed to such Partner, the General Partner shall provide the Partner with written notice of such shortfall and, to the extent that the Partner does not reimburse the Partnership for such excess amounts within twelve (12) Business Days of receiving such notice, the unreimbursed portion of such payment by the Partnership shall constitute a loan to such Partner that is repayable by the Partner on demand of the General Partner on behalf of the Partnership, together with interest at a rate of eighteen percent (18%) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month, compounding monthly.  Any such loan shall be repaid to the Partnership, in whole or in part, as determined by the General Partner in its sole discretion, either (i) out of any Distributions from the Partnership which the Partner is (or becomes) entitled to receive, or (ii) by the Partner in cash (said Partner bearing all of the Partnership’s costs of collection, including reasonable attorney’s fees, if payment is not remitted promptly by the Partner after such a demand for payment).  Each Partner hereby agrees to defend, indemnify and hold harmless each other Partner and the Partnership from, and to pay in full when due, all amounts to be withheld and/or to be paid to any taxing authority in connection with any payment, distribution or allocation made or to be made to such Partner by reason of its interest in the Partnership.

(g)                                  Indemnification Under the Preferred Equity Investment Agreement.   With respect to any unpaid Losses (as defined under the Preferred Equity Investment Agreements) of (i) the Partnership Parties (as defined in the Preferred Equity Investment Agreement (Original)) arising under or pursuant to Section 7.03(a) of the Preferred Equity Investment Agreement (Original) (including any Losses deemed to result from any breaches of the Option Properties Representations pursuant to Section 5.02(c)(ii) of this Agreement or the RRT Add-On Properties Representations pursuant to Section 5.02(d)(ii) of this Agreement), the parties agree that such amount of Losses will be deducted from the RRT Initial Capital Contribution and RRT’s Capital Account and treated as though such adjustment occurred as of the Second Amendment Effective Date, or (ii) the MC Partnership Parties (as defined in the Preferred Equity Investment Agreement (Add-On)) arising under or pursuant to Section 7.03(a) of the Preferred Equity Investment Agreement (Add-On), the parties agree that such amount of Losses will be deducted from the RRT Add-On Capital Contribution and RRT’s Capital Account and treated as though such adjustment occurred as of the Third Amendment Effective Date; provided that if Rockpoint Class A Preferred

Holder reasonably determines that such a Loss is not related to the value of the Partnership’s assets or the amount of the Partnership’s liabilities that may be properly reflected as an adjustment to the Capital Accounts of the Partners, the amount of such Loss will not be deducted from the RRT Initial Capital Contribution, RRT Add-On Capital Contribution or Capital Account and will be paid to Rockpoint Class A Preferred Holder out of the next Distributions that otherwise would have been made to RRT pursuant to this Agreement and such amounts will be treated as having been first distributed to RRT and then paid by RRT to Rockpoint Class A Preferred Holder for all purposes of this Agreement.  The Partners agree, and the General Partner shall take such actions as appropriate, to adjust (a) future Distributions pursuant to Sections 9(a)(i) and 9(a)(ii) so that they are made in a manner that puts the Partners in the same economic position they would be in if the adjustment to the RRT Initial Capital Contribution or RRT Add-On Capital Contribution pursuant to this Section 9(g) (if any) were in effect on the Second Amendment Effective Date or Third Amendment Effective Date, as applicable, subject to Section 15(d)(ii), and (b) the Gross Asset Values of Partnership assets and/or the amount of the Partnership’s direct or indirect liabilities, and the Partners’ Capital Accounts, to reflect any Loss that is not described in the proviso in the first sentence of this Section 9(g).

10.                               Management.

(a)                                 Powers; Delegation; RRT Board of Trustees.

(i)                                     The management and operation of the Partnership and its business and affairs shall be, and hereby are, vested solely in the General Partner, subject to the conditions, terms and restrictions set forth herein.  Subject to such conditions, terms and restrictions set forth herein, the General Partner shall have full, complete and exclusive control of the management and operation of the Business and the authority to do all things necessary or appropriate to carry out the purposes, business and powers of the Partnership as described herein, with full discretion and without any further act, vote or approval of any Partner (except as specifically provided in this Agreement and the other Transaction Documents).  Except as expressly limited in this Agreement, the General Partner shall possess and enjoy with respect to the Partnership all of the rights and powers of a general partner of a limited partnership to the extent permitted by Delaware law.  Subject to the provisions of this Agreement and the other Transaction Documents, the Partnership hereby irrevocably delegates to the General Partner, without limitation, the power and authority to act on behalf of and in the name of the Partnership, without obtaining the consent of or consulting with any other Person, and to take any and all actions on behalf of the Partnership set forth in this Agreement.

(ii)                                  The General Partner may further delegate all or any part of its responsibilities required or authorized hereunder to any Person including, without limitation, the officers of the Partnership.  Each of the General Partner and such officers, to the extent of their respective powers set forth herein or delegated by the General Partner, is an agent of the Partnership for the purpose of the Partnership’s Business and the actions of the General Partner or such officer(s) taken in accordance with such powers shall bind the Partnership.

(iii)                               For so long as both Rockpoint Preferred Holders hold a Preferred Interest or collectively hold at least ten percent (10%) of the outstanding Common Interests or other Securities in the event of an Alternative IPO Entity, (A) the total number of authorized trustees on the board of trustees of RRT shall be seven (7) or fewer and (B) the  Rockpoint Class B Preferred Holder shall be entitled to designate and have elected two (2) members of the board of trustees of RRT (the “RP Trustees”), and RRT shall take such reasonable actions necessary or advisable to ensure that the RP Trustees have seats on the RRT board of trustees and each committee thereof and are given substantially comparable access to the business, records and operational matters of RRT as the other members of the RRT board of trustees, all pursuant to the terms of the Amended and Restated RRT Shareholders Agreement.  The Rockpoint Class B Preferred Holder, in its sole and absolute discretion, shall designate both of the RP Trustees and may have either or both of the RP Trustees removed and designate a replacement Person (or Persons) to serve as the RP Trustee(s), in each case, by delivery of written notice to the General Partner.  The General Partner shall take or cause to be taken all such actions as shall be necessary or required to (Y) maintain the size of the board of trustees of RRT at seven (7) or fewer and (Z) elect, remove and replace any Person designated as an RP Trustee by the Rockpoint Class B Preferred Holder to be elected or removed as an RP Trustee, all as set forth in the Amended and Restated RRT Shareholders Agreement.

(b)                                 Major Decisions.  Notwithstanding clause (a) above or any other provision herein except subject to Section 13(h), neither the General Partner nor any of its delegates shall make those decisions described on Schedule 2 (the “Major Decisions”) or take, or cause to be taken, any action in furtherance of a Major Decision without the prior written consent of the Rockpoint Preferred Holders, which consent the Rockpoint Preferred Holders may grant or withhold in their sole and absolute discretion (including causing (i) any Subsidiary, (ii) the general partner or manager of any Subsidiary or (iii) the Partnership to consent to any action pursuant to the organizational documents of any Subsidiary which is a Major Decision) within ten (10) Business Days of delivery by the General Partner to the Rockpoint Preferred Holders of a written notice requesting their consent or rejection of a Major Decision (the “Initial Notice”).  If the Rockpoint Preferred Holders fail to timely respond in writing to the Initial Notice, the General Partner shall deliver a second written notice via both electronic mail and overnight courier to the Rockpoint Special Notice Parties in addition to Rockpoint Preferred Holders requesting their consent or rejection of such Major Decision (the “Second Notice”), marked in bold faced lettering with the following language:  “THE ROCKPOINT PREFERRED HOLDERS’ RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF DELIVERY OF THIS NOTICE PURSUANT TO SECTION 10(B) OF THE THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF ROSELAND RESIDENTIAL, L.P.” The failure of the Rockpoint Preferred Holders to respond in writing to a Second Notice within ten (10) Business Days of such Second Notice shall be deemed an acceptance of the Major Decision that is the subject of the Second Notice.  Any such written response, whether to consent to or reject the applicable Major Decision, may be made by way of electronic mail.

(c)                                  Tenure.  The General Partner shall hold office unless and until:  (i) it is dissolved, or (ii) it is the subject of Bankruptcy.  Without the prior written consent of the Rockpoint Preferred Holders, RRT shall at all times serve as the General Partner.

(d)                                 Standard of Care; Limitation of Liability of General Partner.

(i)                                     The General Partner will use commercially reasonable efforts to own and operate the Properties, Subsidiaries and related Affiliates in a manner so as to maximize the value of the Properties, Subsidiaries and related Affiliates.

(ii)                                  To the fullest extent permitted by law, except as otherwise provided in this Agreement (including, without limitation, Sections 5(c), 8, 9(g), 13, 16(a) and 26), in any other Transaction Document, or in any other agreement entered into by such Person and the Partnership, none of the General Partner nor any Person acting at the direction of or pursuant to authorization from the General Partner, nor any other Partner, shall be liable to the Partnership, any Subsidiary or to any Partner for any act or omission performed or omitted by such General Partner, Partner or other Person in good faith and in such Person’s capacity as such under authority granted to such Person by this Agreement or as permitted by Delaware law; provided that, except as otherwise provided herein or in any other Transaction Document, such limitation of liability as to a Partner or Person shall not apply to the extent the act or omission was attributable to such Person’s actions that constitute (i) fraud, (ii) gross negligence, (iii) willful misconduct, (iv) an intentional violation of law that materially and adversely affects the Partnership or any Subsidiary or (v) a knowing and intentional breach of this Agreement.  Notwithstanding anything to the contrary in this Agreement, to the extent that, at law or in equity, a Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Subsidiary, any Partner or any Affiliate of any Partner or any other Person, such Person acting under this Agreement shall not be liable to the Partnership, any Subsidiary, any Partner or any Affiliate of any Partner or any other Person for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of a Person otherwise existing at law or in equity, and are agreed by each Partner to replace such other duties and liabilities of such Person.  The Partnership, at its sole cost and expense, may procure insurance coverage, including errors and omissions coverage, with respect to the acts or omissions of the General Partner, the limits, terms and conditions of such coverage to be determined by the General Partner.

(e)                                  Reliance; Conflicts; Discretion.

(i)                                     The General Partner and each Person acting on behalf of the General Partner shall be entitled to rely upon information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:  (i) one or more officers, agents or employees of the Partnership or any of its Subsidiaries; and/or (ii) counsel, accountants or other Persons as to matters that the General Partner believes to be within such Person’s professional or expert competence, provided the General Partner has no knowledge concerning the matter in question that would cause such reliance to be unwarranted, and provided further that the General Partner is acting within the scope of its authority, and any act or intentional decision not to take action by such Person in good faith reliance on such advice shall in no event subject such Person to liability to the Partnership, any of its Subsidiaries or any Partner.

(ii)                                  Each Partner acknowledges and agrees that in the event of any conflict of interest, each such Person may, so long as such action does not constitute a breach of the implied covenant of good faith and fair dealing, act in the best interests of such Person or its Affiliates (subject to the limitations set forth above in this Section 10).  No Partner shall be obligated to recommend or take any action in its capacity as a Partner that prefers the interests of the Partnership or its Partners or any of its Subsidiaries over the interests of such Persons or its Affiliates, and each of the Partnership and each Partner hereby waives the fiduciary duties, if any, of such Person to the Partnership and/or its Partners, including in the event of any such conflict of interest or otherwise.  Notwithstanding the limitations set forth in this Section 10(e), the General Partner and Persons acting at the direction of or pursuant to authorization from the General Partner shall remain liable for acts or omissions to the extent set forth in Section 10(d) or pursuant to any other Transaction Document.

(iii)                               Whenever in this Agreement the General Partner or any Limited Partner is permitted or required to take any action or to make a decision or determination, such Person shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein.  Further, whenever in this Agreement the General Partner or a Limited Partner is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the General Partner or such Limited Partner shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement and, notwithstanding anything contained herein to the contrary, so long as the General Partner or such Limited Partner acts in good faith, the resolution, action or terms so made, taken or provided shall not constitute a breach of this Agreement or any other Transaction Document or impose liability thereon.

(f)                                   Communication with Rockpoint Preferred Holders.

(i)                                     One or more Representatives of the General Partner, which shall include any or all of the Chief Investment Officer, Chief Operating Officer or Chief Financial Officers (or such other Representative of the General Partner agreed to by the Rockpoint Preferred Holders), shall, at the request of the Rockpoint Preferred Holders, but not more frequently than on a monthly basis, hold a conference call with one or more designated Representatives of the Rockpoint Preferred Holders to discuss investment opportunities the Partnership is currently considering or undergoing diligence with respect to or such other matters as reasonably requested by the designated Representatives of the Rockpoint Preferred Holders.

(ii)                                  In addition to and not in lieu of the conference calls referenced in Section 10(f)(i) above, the General Partner shall use commercially reasonable efforts to convene bi-weekly “executive meetings” consistent with past practices (except to the extent the Rockpoint Preferred Holders consent in writing to a lesser frequency (e-mail being sufficient for such consent), and which consent shall not be unreasonably withheld); it being understood, in the event that such meeting cannot be held due to scheduling conflicts, then a telephonic conversation between a senior executive of the General Partner and a senior representative of the Rockpoint Preferred Holders shall be sufficient for the purposes of this subparagraph.  The Rockpoint Preferred Holders shall be given reasonable advance notice of, and be furnished with all information related to the Partnership or any Subsidiary circulated to the participants in, all such meetings and will have the right to have one or more representatives attend in person or via conference call at the election of the Rockpoint Preferred Holders.

(iii)                               In addition to the foregoing, upon reasonable request, Representatives of the Rockpoint Preferred Holders may have access to and may tour the

Properties, and the Representatives of the General Partner shall respond to inquiries of Rockpoint Preferred Holders regarding the Properties.

(g)           Shared Services Agreement; Credit Enhancement Services Agreement; Exclusivity.

(i)            The Partners acknowledge that the Partnership has entered into that certain Amended and Restated Shared Services Agreement dated as of the Third Amendment Effective Date with MCRLP with respect to certain shared services substantially in the form attached hereto as Exhibit A (the “Amended and Restated Shared Services Agreement”).  Each Limited Partner acknowledges and agrees that it has reviewed, and that it hereby approves, the Amended and Restated Shared Services Agreement.

(ii)           The Partners acknowledge that the Partnership has entered into that certain Amended and Restated Credit Enhancement Services Agreement dated as of the Third Amendment Effective Date with MCRLP with respect to certain credit enhancement services substantially in the form attached hereto as Exhibit B (the “Amended and Restated Credit Enhancement Services Agreement”).  Each Limited Partner acknowledges and agrees that it has reviewed, and that it hereby approves, the Amended and Restated Credit Enhancement Services Agreement.

(iii)          The Partners acknowledge, and MCRLP and MCRC hereby covenant and agree, that for so long as MCRLP and/or MCRC, directly or indirectly, owns a majority of the common equity of RRT or has a right to designate a majority of RRT’s trustees, the Partnership will be the sole and exclusive entity through which MCRC and MCRLP (directly or indirectly, including through any of their respective Affiliates) conduct residential real estate activities; provided, however, to the extent the Rockpoint Class A Preferred Holder rejects a proposed Future RRT Asset Contribution because it disagrees with the proposed Future RRT Asset Contribution Value (and such value is determined by an Appraiser to be reasonable), then the provisions of this clause (iii) shall not apply to such asset.

(h)           Other Agreements.  The Partnership shall at all times maintain, or cause any Subsidiaries Controlled by the Partnership to maintain, insurance with reputable insurers, licensed to do business in the state in which their respective Properties or activities are located, in such amounts and with such coverages as the Partnership or any Subsidiaries Controlled by the Partnership has maintained in the past or as the General Partner reasonably determines to be prudent in accordance with industry standards, including, as applicable and consistent with industry practice, insurance covering properties that were formerly owned, operated or leased by the Partnership or any of its Subsidiaries.

11.          Financial and Tax Matters.

(a)           Fiscal Year.  The Fiscal Year end of the Partnership shall be December 31.

(b)           Books and Records.  The Partnership shall keep complete and accurate books of account and other necessary financial, accounting and tax records on an accrual basis and otherwise in accordance with applicable law, and each Partner shall have reasonable access to such and all of the Partnership’s books and records upon prior written notice and during normal business hours, and the Partnership and General Partner shall forthwith provide copies of any or all of same as may be reasonably requested by any Partner.

(c)           Financial Reports.

(i)            Annual Reporting.  Within (i) twenty-five (25) calendar days following the end of each Fiscal Year, the Partners will be provided with unaudited financial statements prepared in accordance with United States Generally Accepted Accounting Principles, consistently applied, including balance sheets, income statements and statements of Partners’ capital, and (ii) eighty (80) calendar days following the end of each Fiscal Year, the Partners will be provided with audited financial statements prepared in accordance with United States Generally Accepted Accounting Principles, consistently applied, including balance sheets, income statements, and statements of Partners’ capital.

(ii)           Quarterly Reporting.  Within twenty-five (25) calendar days following the end of each fiscal quarter, the Partners will be provided with performance measurement reporting, including unaudited balance sheets, income statements and status reports of the Partnership’s assets and investments and activities, including a summary description of dispositions.

(iii)          Budget.  In connection with the monthly meeting pursuant to Section 10(f), Representatives of the Rockpoint Preferred Holders shall have the right to receive and review in advance of such meeting, the Partnership’s current operating budget.  In addition to the foregoing, the Partnership shall annually make available to designated Representatives of the Rockpoint Preferred Holders the proposed annual budget of the Partnership when available (but in no event later than the first Business Day of a calendar year), including any proposed allocations of expenses from the General Partner or other Affiliate to the Partnership, and shall cause a senior Representative of the General Partner to meet with the designated Representatives of the Rockpoint Preferred Holders to discuss such proposed budget, including such expense allocations.

(iv)          Tax Information.  Upon request by the Rockpoint Preferred Holders, the Partnership shall provide promptly from time to time (at the Partnership’s cost) to such Rockpoint Preferred Holders such information pertaining to the Partnership, Subsidiaries and Applicable Entities as may be reasonably requested in order to ascertain compliance with REIT Requirements and determine the amount of Distributions that may be subject to Section 9(d)(i), including but not limited to quarterly income and asset information, as well as any information relating to the payment of estimated taxes.

(v)           Levered Net Operating Income Information.  Accompanying the delivery of the financial information required under Sections 11(c)(i) and 11(c)(ii), the Partnership shall also prepare and deliver to the Rockpoint Preferred Holders the Partnership’s good faith computation of the Levered Net Operating Income for the annual or quarterly period, as applicable, ending as of the date of the financial information that is being contemporaneously delivered.

(vi)          Capital Event Information.  Accompanying the delivery of the financial information required under Sections 11(c)(i) and 11(c)(ii), the Partnership shall also prepare and deliver to the Rockpoint Preferred Holders a summary of all Capital Events completed during the applicable quarterly period ending as of the date of the financial information that is being contemporaneously delivered, as well as a calculation of the Net Proceeds from Capital Events along with a reconciliation of the gross proceeds to the Net Proceeds from Capital Events for each such Capital Event.

(vii)         Other Information Rights.  The Rockpoint Preferred Holders shall automatically, without any further act on their part, be entitled to such information and reporting rights the Partnership grants to any other Limited Partner, or RRT grants to any investor, including any right to meet with Representatives of the General Partner, as contemplated by Section 10(f).  In addition to the foregoing, the General Partner shall, and shall cause the Partnership to, make available to the Rockpoint Preferred Holders such other Partnership information reasonably requested, including but not limited to information relating to actual financial performance, loan documentation of the Partnership or its Subsidiaries (or joint ventures), and any joint venture agreements or related arrangements.

(d)           Bank Accounts.  Funds pertaining to the Partnership or any Subsidiary shall be deposited in the Partnership’s name, or in the name of any Subsidiary, as applicable, in one or more bank accounts designated by the General Partner.  The General Partner shall approve and establish from time to time the requirements for signatures and signing authority for all Partnership or Subsidiary accounts.  The General Partner shall have the right at any time and from time to time to withdraw such approval and authority and approve and establish other requirements.

(e)           Tax Matters.

(i)            The following provisions of this Section 11(e)(i) are subject to Section 11(e)(v).  Federal, state and local income tax returns pertaining to the Partnership shall be prepared by the accounting firm selected by the General Partner.  The Partnership shall furnish to the Rockpoint Preferred Holders an estimate of the information that would appear on their Schedule K-1s to be issued to the Partners by the Partnership no later than sixty (60) calendar days following the end of each taxable year of the Partnership, and shall thereafter cooperate with all reasonable requests for information submitted by the Rockpoint Preferred Holders and their advisors relating to the Partnership.  The Rockpoint Preferred Holders may comment on such information within thirty (30) calendar days after the receipt thereof (which period shall be equitably extended if information requested by the Rockpoint Preferred Holders in good faith is not promptly furnished).  The General Partner shall consider any such comments in good faith and shall endeavor reasonably to cooperate with the Rockpoint Preferred Holders with respect thereto; provided that final decisions shall be made by the General Partner and the accounting firm selected by it except as provided in Section 11(e)(v).  The Partnership shall provide each Partner a final Federal income tax return of the Partnership and related Federal Schedule K-1 with respect to each tax year by no later than forty-five (45) calendar days prior to the due date (including extensions validly obtained) for the filing thereof with the Internal Revenue Service (“IRS”).

(ii)           Prompt notice shall be given to each Partner upon receipt of written notice that the IRS intends to examine the income tax returns pertaining to the Partnership or any of its Subsidiaries or Applicable Entities.

(iii)          Tax decisions and elections for the Partnership not provided for herein shall be determined by the General Partner (subject to any then applicable Major Decision rights of the Rockpoint Preferred Holders).  The General Partner shall be the tax matters partner (the “TMP”) within the meaning of Section 6231(a)(7) of the Code.  The TMP shall promptly take such action as may be necessary to cause each Partner to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.  The TMP shall furnish to each Partner a copy of all notices or other written material communications received by the TMP from the IRS.  The TMP shall notify each Partner of all communications it has had with the IRS and shall keep all Partners informed of all matters which may come to its attention in its capacity as TMP by giving them written notice thereof within five (5) Business Days after the TMP becomes informed of any such matter (or within such shorter period as may be required by the appropriate statutory or regulatory provisions).  To the extent any submission by the TMP could have a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners, the General Partner and TMP shall consider in good faith any suggestions of the Rockpoint Preferred Holders with respect to such submission.  For any taxable year other than taxable years to which Section 11(e)(iv) applies, the General Partner and TMP shall not settle any tax matter in a manner that is binding on the Rockpoint Preferred Holders or their direct or indirect owners and could have a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners without the advance written consent of the Rockpoint Preferred Holders, and the Rockpoint Preferred Holders shall be entitled at their expense to take positions inconsistent with the position of the General Partner and TMP (provided they notify the General Partner and TMP of the taking of such inconsistent position).

(iv)          For taxable years to which the Revised Partnership Audit Procedures are applicable (which shall be for years beginning after December 31, 2017):  the General Partner shall be the “partnership representative” contemplated by such procedures (the “Partnership Representative”) within the meaning of Section 6223(a) of the Code and shall represent the Partnership in any disputes, controversies, or proceedings with the IRS or with any state, local, or non-U.S. taxing authority.  To the extent any submission by the Partnership Representative could have a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners, the General Partner and the Partnership Representative shall consider in good faith any suggestions of the Rockpoint Preferred Holders with respect to such submission.  The Partnership Representative shall be entitled to take such actions on behalf of the Partnership in any and all proceedings with the IRS and any other such taxing authority as it reasonably determines to be appropriate, provided that the Partnership Representative shall attempt to cause any adjustments to be made at the Partner level and shall not settle any tax matter in a manner that is binding on and could have a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners without the advance written consent of the Rockpoint Preferred Holders, and the Rockpoint Preferred Holders shall be entitled at their expense to take positions inconsistent with the position of the General Partner and TMP (provided they notify the General Partner and TMP of the taking of such inconsistent position).  If the Partnership Representative is precluded by law from settling a tax matter in a manner that is not binding on the Rockpoint Preferred Holders and such settlement could result in a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners, such settlement shall be a Tax Decision.  Subject to the foregoing, the Partners agree to cooperate in good faith to timely provide information reasonably requested by the Partnership Representative as needed to comply with the Revised Partnership Audit Procedures, including without limitation to make (and take full advantage of) any elections available to the Partnership under such procedures.  Subject to and without limiting the foregoing, the Partnership shall make any payments of assessed amounts under Section 6221 of the Revised Partnership Audit Procedures and shall allocate any such assessment among the current or former Partners of the Partnership for the “reviewed year” to which the assessment relates in a manner that reflects, as closely as possible, the current or former Partners’ respective interests in the Partnership for that reviewed year based on such Partner’s share of such assessment as would have occurred if the Partner had amended the tax returns for such reviewed year and such Partner incurred the assessment directly (using the tax rates applicable to the Partnership under Section 6225(b)).  To the extent that the Partnership is assessed amounts under Section 6221(a), the current or former Partner(s) to which this assessment relates shall pay to the Partnership such Partner’s share of the assessed amounts, including such Partner’s share of any additional accrued interest assessed against the Partnership relating to such Partner’s share of the assessment, upon thirty (30) calendar days of written notice from the Partnership Representative requesting the payment.  At the reasonable discretion of the General Partner (and provided such action would not result in a Deficiency or otherwise result in a reduction in the amount of Distributions to any Rockpoint Preferred Holder), with respect to current Partners, the Partnership may alternatively allow some or all of a Partner’s obligation pursuant to the preceding sentence to be applied to and reduce the next distribution(s) otherwise payable to such Partner under this Agreement.  To the extent a Partner’s obligation is applied to reduce one or more subsequent distributions to a Partner, such amounts shall be treated as a distribution or distributions for purposes of applying Section 9.  For purposes of determining Capital Accounts, such amounts shall not be treated as distributions but instead shall be treated as a nondeductible and noncapitalizable expenditure under Section 705(a)(2)(B) of the Code and allocated in the same manner as the assessment is allocated among the current and former Partners, treating a current Partner who acquired an interest from a former Partner as that former Partner.  The Partnership Representative shall furnish to each Partner a copy of all notices or other written material communications received by the Partnership Representative from the IRS.  Subject to any Major Decision rights of the Rockpoint Preferred Holders, the Partnership Representative shall notify each Partner of all communications it has had with the IRS and shall keep all Partners informed of all matters which may come to its attention in its capacity as Partnership Representative by giving them written notice thereof within five (5) Business Days after the Partnership Representative becomes informed of any such matter (or within such shorter period as may be required by the appropriate statutory or regulatory provisions).  The Partnership Representative shall have no personal liability arising out of his, her or its good faith performance of his, her or its duties as the Partnership Representative hereunder.  The provisions contained in this Section 11(e)(iv) shall survive the dissolution of the Partnership and the withdrawal of any Partner or the transfer of any Partner’s Partnership Interest.

(v)           Whenever in this Agreement a matter is required to be resolved by Tax Decision, the following procedures shall apply (such procedures, “Tax Decision”):  the initial determination thereof shall be made by the General Partner and then communicated in writing to the Rockpoint Class A Preferred Holder.  The Rockpoint Class A Preferred Holder shall have thirty (30) calendar days to review such determination and provide comments thereto.  During the Rockpoint Class A Preferred Holder’s review period, the General Partner shall respond promptly to reasonable requests for information pertaining to such matter, and the thirty (30)-day review period shall be extended to the extent necessary to provide Rockpoint Class A Preferred Holder with at least ten (10) calendar days to review and respond to each response for such information provided by the General Partner, provided the request for information is made in good faith and not with the intent to unduly extend such thirty (30)-day period.  If the General Partner and Rockpoint Class A Preferred Holder disagree as to an ultimate resolution within ten (10) calendar days following the end of the review period, then the General Partner’s determination shall control, provided such determination is reasonable, made in good faith, is consistent with the definition of Permitted Sale Property Gain and the allocations thereof required under Section 7(b)(vii), and is consistent with each opinion referred to in Section 8(a).  If the General Partner’s determination does not so control pursuant to the foregoing, the determination shall be resolved by a third party firm of attorneys or accountants mutually acceptable to the General Partner and the Rockpoint Class A Preferred Holder, whose determination shall be made with the principal goal of reaching at least “should” level comfort that the determination will not ultimately result in such gain being allocated to Rockpoint Class A Preferred Holder (unless such goal is otherwise waived by Rockpoint Class A Preferred Holder), with the secondary goal that the economics set forth in Section 9 be preserved to the maximum extent possible in compliance with applicable law, and thereafter in the manner most reasonable in the circumstances.  Costs of the independent counsel or accountants as provided herein shall be borne by the Partnership.

(vi)          The rights of the Rockpoint Preferred Holders (including the obligations of the General Partner or the Partnership to the Rockpoint Preferred Holders) in this Section 11(e) shall survive termination of this Agreement.

(vii)         For purposes of this Agreement, any tax related decision or approval rights otherwise vested in either or both of the Rockpoint Preferred Holders shall be vested in the REIT Owners following such time (if any) as the interests in the Rockpoint REITs are no longer owned by the REIT Owners (determined separately for the Rockpoint REIT Owners of each Rockpoint REIT).

(f)            Capitalization and Payment of Transaction Expenses of the Rockpoint Preferred Holders.  Each of the Partners acknowledges and agrees that:

(i)            The out-of-pocket transaction expenses incurred by the Rockpoint Preferred Holders in connection with this Agreement and the Transaction Documents have not been previously advanced or reimbursed by the Partnership.  The Partnership shall reimburse the Rockpoint Preferred Holders for the expenses with respect to this Agreement and the Transaction Documents promptly following execution and delivery of this Agreement by the Rockpoint Preferred Holders and the other Partners pursuant to Section 9.01 of that certain Preferred Equity Investment Agreement (Add-On).  Additionally, the Partnership shall reimburse the Rockpoint Preferred Holders for all reasonable out-of-pocket expenses (the “Rockpoint Evaluation Expenses”) incurred in conjunction with the evaluation of transactions initiated by MCRC, MCRLP, RRT, their respective affiliates, or the Partnership, as and when such expenses are incurred by the Rockpoint Preferred Holders following the date hereof;  and

(ii)           Any such expenses reimbursed to the Rockpoint Preferred Holders shall be capitalized by the Partnership as Partnership expenses but shall not be deemed a Capital Contribution of the recipient reimbursed party.

(g)           REIT Savings Provisions.

(i)            Notwithstanding anything herein to the contrary, the Partners hereby acknowledge the status of each of the Rockpoint REITs, MCRC and MCPT as a REIT.  The Partners further agree that the Partnership (including any Subsidiaries that the Partnership may have at any time and any Applicable Entities) and the Properties shall be managed in a manner so that:  (a) the Partnership’s gross income meets the tests provided in Section 856(c)(2) and (3) of the Code as if the Partnership were a REIT; (b) the Partnership’s assets meet the tests provided in Section 856(c)(4) of the Code as if the Partnership were a REIT; and (c) the Partnership minimizes federal, state and local income and excise taxes that may be incurred by the Rockpoint REITs, MCRC and MCPT (or any Subsidiary REIT) or any of their Affiliates, including taxes under Sections 857(b), 860(c) or 4981 of the Code, with respect to the immediately preceding year (these requirements, collectively and together with other provisions of the Code and Regulations relating to qualification as a REIT, the “REIT Requirements”); provided no such action shall result in Distributions that differ from those provided in Section 9.  The Partners hereby acknowledge, agree and accept that, pursuant to this Section 11(g), the Partnership (including any Subsidiaries that the Partnership may have at any time and any Applicable Entities) may be precluded from taking an action it would have taken, or may be required to take an action which it would not have otherwise taken, even though the taking or the not taking of such action might otherwise be advantageous to the Partnership (including any Subsidiaries that the Partnership may have at any time and any Applicable Entities) and/or to one or more of the Partners (or one or more of their Subsidiaries or Affiliates or Applicable Entities).

(ii)           Notwithstanding any other provision of this Agreement to the contrary, neither the General Partner nor any Limited Partner will take, or require the Partnership to take, any material action (other than to the minimum extent necessary to comply with the REIT Requirements) which may, in the opinion of RRT’s and/or MCRC’s and/or MCPT’s tax advisors or legal counsel, result in the loss of any Rockpoint REIT’s, MCRC’s and/or MCPT’s status (or any applicable Subsidiary REIT’s status) as a REIT, assuming the sole asset of each such REIT is its direct or indirect interest in the Partnership.  Furthermore, the General Partner shall structure the Partnership’s transactions to eliminate any prohibited transaction tax or other taxes applicable to Rockpoint REITs, RRT, MCRC, and MCPT (or any Subsidiary REIT).

(iii)          The Partners acknowledge that the Partners may desire to engage in the development and sale of condominiums and/or subdivided parcels with respect to all or a portion of the Properties and that such activity must be conducted, if at all, in accordance with applicable REIT Requirements.  The Partners shall reasonably cooperate with each other to structure such business in a manner which permits Rockpoint REITs, RRT, MCRC and/or MCPT to comply with applicable REIT Requirements.  Furthermore, the Partners acknowledge and agree that they will not object (and will fully cooperate) if any Rockpoint REIT, RRT, MCRC, and/or MCPT, each in its sole discretion, determines that it would be helpful in facilitating its (or any applicable Subsidiary REIT’s) REIT compliance that any proposed development and sale of condominiums and/or subdivided parcels should be accomplished by the Partnership transferring the portions of the Properties (or any additional property in which the Partnership owns an interest) on which such condominiums and/or subdivided parcels are intended to be constructed in an income tax-free transaction to one or more limited liability companies the beneficial ownership and control of which mirror that of the Partnership, with the same terms and proportional capitalization as the Partnership, except that Rockpoint REITs’ and RRT’s interests in such company or companies will be held by one or more taxable REIT subsidiaries (as described in

Section 856(l) of the Code) (each, a “TRS”) and except for such other adjustments reasonably necessary to enable Rockpoint REITs, RRT, MCRC, and/or MCPT to avoid earning income or holding assets that would not qualify under the REIT Requirements, and provided such structure does not materially adversely affect the Preferred Holders or their direct or indirect owners (it being understood that creating gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code allocable to the Rockpoint Class A Preferred Holder results in a material adverse effect for purposes of this Agreement).  If RRT determines in its sole and absolute discretion that a TRS should be established to provide services at the Properties, or otherwise in connection with the Partnership’s ownership of the Properties, MCRC, MCPT, or RRT, as applicable, may form, or cause to be formed, such TRS provided that it prepares forms for election under Section 856(l)(l)(B) of the Code (in accordance with guidance issued by the IRS) for the Rockpoint REITs, MCRC or MCPT (or any Subsidiary REIT) and causes the TRS to execute such election form, and forwards the same to the Partnership and each Partner for execution and filing by the Rockpoint REITs, MCRC, MCPT, or RRT, as applicable, if it so chooses.  Each Partner shall reasonably cooperate with the formation of any such TRS and execute any documents deemed reasonably necessary by the Rockpoint REITs, MCRC, MCPT, or RRT (or any Subsidiary REIT) in connection therewith.

12.          Restrictions on the Disposition of Partnership Interests; Approved Sales.

(a)           Subject to the remainder of this Section 12, no Partner may sell, transfer, assign, pledge, syndicate, encumber or otherwise directly or indirectly dispose of any interest (in each case, a “Transfer”) in any Partnership Units, without the prior written consent of the General Partner, not to be unreasonably withheld; provided, however, that withholding consent shall not be unreasonable if the proposed Transfer is to a proposed transferee that is a RRT Competitor; provided, further, that withholding consent is not to be considered more reasonable by virtue of the fact that the Transfer in question involves Class A Preferred Partnership Units and not a corresponding portion of Class B Preferred Partnership Units, or vise-versa.  Notwithstanding the foregoing and the remainder of this Section 12, in no event (i) without the prior written consent of the Rockpoint Preferred Holders, may any Person serve as the General Partner, other than RRT and no Transfer of such Partnership Units shall be permitted if it would result in a new General Partner without the prior written consent of the Rockpoint Preferred Holders or (ii) shall any Transfer of Partnership Units be effected, nor shall the General Partner consent to or be required to consent to any Transfer of Partnership Units, (A) which would (1) cause the Partnership or any Partnership Subsidiary to be subject to ERISA, or (2) cause the Partnership or any Subsidiary to be taxed as a corporation for income tax purposes, and (B) unless and until the prospective transferee executes and delivers to the Partnership a written agreement, in form reasonably satisfactory to the General Partner, pursuant to which such Person agrees to be bound by the terms of this Agreement.

(b)           The restrictions contained in Section 12(a) (other than those contained in the final sentence thereof) shall not apply (in each case, a “Permitted Transfer”) to:

(i)            Transfers of a Partner’s Partnership Units to one or more of such Partner’s Affiliates;

(ii)           distributions by MCRLP or its Affiliates of their equity interests in RRT, in each case to shareholders of the distributing parties’ respective ultimate parent entities, a spin-out or initial public offering of common stock or other common equity interests of RRT (each, a “Public Liquidity Event”);

(iii)          any Transfer of up to forty-nine percent (49%) of a Rockpoint Preferred Holder’s Partnership Interests (in whole or in part) (which for the sake of clarity includes the transfer of a direct or indirect interest in a Rockpoint Preferred Holder) to any other Person, so long as following such Transfer the Rockpoint Minimum Equity and Control Requirements are satisfied; provided, however, that this subsection (iii) shall not, absent prior written consent of the General Partner, allow a Transfer to any proposed transferee that is a RRT Competitor;

(iv)          any Transfer of up to seventy-five percent (75%) of such Rockpoint Preferred Holder’s Partnership Interests (which for the sake of clarity includes the transfer of a direct or indirect interest in a Rockpoint Preferred Holder) to any other Person that is an Institutional Investor, so long as following such Transfer the Rockpoint Minimum Equity and Control Requirements are satisfied; provided, however, that this subsection (iv) shall not, absent prior written consent of the General Partner, allow a Transfer to any proposed transferee that is a RRT Competitor;

(v)           any pledge or encumbrance of a direct or indirect interest in Partnership Interests (in whole or in part) for collateral purposes by a Rockpoint Preferred Holder or any direct or indirect owner thereof;

(vi)          any Transfer approved by written consent of the General Partner, as provided in Section 12(a);

(vii)         any Change of Control of MCRLP, MCRC or Rockpoint Group, L.L.C.;

(viii)        for the avoidance of doubt, any transfers of limited partnership interests in any fund affiliated with Rockpoint Group, L.L.C.; or

(ix)          for the avoidance of doubt, the sale, conveyance, hypothecation, transfer, pledge, issuance or assignment, whether by law or otherwise, of all or any portion of any direct or indirect ownership or economic interest in MCRC, MCRLP or Rockpoint Group, L.L.C.

(c)           (i)  Upon a Permitted Transfer pursuant to Section 12(b), the transferring Partner will deliver a written notice to the General Partner, which notice will disclose in reasonable detail the identity of such transferee, but failure to provide such information shall not void the Permitted Transfer.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Rockpoint shall not be required to provide information regarding the identity of the limited partners in any fund affiliated with Rockpoint Group L.L.C.

(ii)           Notwithstanding the general restriction on Transfers contained in Section 12(a), such restrictions shall not prevent the Transfer of the Securities of the ultimate parent entity of a Partner or the acquisition by, or merger with, a third party of a Partner or its ultimate parent which would otherwise be considered a change in Control with respect to such Partner; provided the same does not (A) cause the Partnership or any Partnership Subsidiary to be subject to ERISA, or (B) cause the Partnership or any Partnership Subsidiary to be taxed as a corporation for income tax purposes.

(d)           Proposed Sale ROFO.  If the General Partner determines to pursue an Approved Sale, then prior to entering into a sale or auction process relating to any Approved Sale or commencing negotiations with any third party with respect to a proposed Approved Sale, the General Partner shall notify the Rockpoint Preferred Holders in writing of its intent to pursue an Approved Sale (the “Proposed Sale Notice”), which sets forth the General Partner’s intended sales price for an Approved Sale at the time the Proposed Sale Notice is given (the “Proposed Price”) and other material proposed terms (the “Proposed Terms”), of such Approved Sale (which shall be determined by the General Partner in its sole discretion).  For the period commencing with the giving of the Proposed Sale Notice and terminating sixty (60) calendar days thereafter, or as may be agreed in writing by the parties (the “Offer Period”), the Rockpoint Preferred Holders shall have the opportunity to elect to purchase (or cause an Affiliate of the Rockpoint Preferred Holders to purchase) the Properties or the Partnership Interests of the General Partner, all other Partners and their Affiliates (if any), at a price equal to or in excess of the Proposed Price (which shall be their Partnership Interest Liquidation Value in the case of a purchase of their Partnership Interests), and on terms not substantially less advantageous to the Partnership and the General Partner and its Affiliates than the Proposed Terms, by giving written notice of such election (the “Acceptance Notice”) prior to the expiration of the Offer Period.  Upon delivery of such Acceptance Notice, each Partner will be deemed to have consented to and agrees to raise no objections against (and to confirm in writing such consent to) such transaction.  If a Rockpoint Preferred Holder fails to deliver the Acceptance Notice within the Offer Period, then the General Partner shall be free to pursue an Approved Sale on any terms that it elects in its sole discretion, but only if such sale is consummated within 365 days after the expiration of the Offer Period (the “Sale Period”) at a price equal to or greater than ninety percent (90%) of the Proposed Price, subject to (i) the obligations under Section 8 and (ii) the acquisition of the Put/Call Interests by the General Partner in accordance with Section 12(e).  If such a sale is not completed within the Sale Period at a price equal to or greater than ninety percent (90%) of the Proposed Price, then the General Partner shall offer any subsequent proposed Approved Sale to the Rockpoint Preferred Holders in accordance with this Section 12(d) prior to attempting to effect an Approved Sale with a third party.

(e)           Approved Sale.  If the Rockpoint Preferred Holders fail to deliver an Acceptance Notice with respect to a proposed Approved Sale under Section 12(d), the General Partner shall have the right to cause the Partnership to enter into an Approved Sale, subject to its prior compliance with Section 8, Section 12(d) and this Section 12(e).  If the General Partner approves a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis or proposes a sale of a majority of the then-outstanding Partnership Interests, in each case whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, to any bona fide third party purchaser (collectively, if consummated, an “Approved Sale”) (such bona fide third purchaser, a “Proposed Purchaser”), the General Partner shall deliver written notice to the Partners setting forth in reasonable detail the terms and conditions of the Approved Sale (including, to the extent then determined, the consideration to be paid with respect to each Partner which shall be determined by reference to its Partnership Interest Liquidation Value).  Rockpoint Preferred Holders shall be given the right to approve such Approved Sale in their sole and absolute discretion; provided, for avoidance of doubt, that any such disapproval shall not be deemed to restrict or otherwise modify the General Partner’s right and obligation to acquire the Put/Call Interests in connection with an Approved Sale that is not an RP Approved Sale pursuant to Section 13.  If Rockpoint Preferred Holders approve such Approved Sale (an “RP Approved Sale”) in writing within twenty (20) calendar days following receipt of notice thereof from the General Partner, then each Partner will be deemed to have consented to and agrees to raise no objections against (and to confirm in writing such consent to) such RP Approved Sale, whether such RP Approved Sale is with the Rockpoint Preferred Holders or their Affiliate, pursuant to Section 12(d), or the Proposed Purchaser.  If Rockpoint Preferred Holders do not approve such Approved Sale in writing within such period, then as a condition to consummating an Approved Sale that is not an RP Approved Sale the General Partner shall be required to purchase the Put/Call Interests solely through exercise of an Early Purchase as provided in Section 13 (if the Approved Sale would occur during the Lockout Period) or solely through the exercise of the Call Right in Section 13(g)(i) (if the Approved Sale would occur outside the Lockout Period), in exchange for the Purchase Payments under terms described in Section 13 by giving notice thereof in writing to the Rockpoint Preferred Holders (a “Section 12(e) Notice”) within twenty (20) days following the earlier of (1) the date that one or both the Rockpoint Preferred Holders provide written notice that they do not approve the sale or (2) the date that the Rockpoint Preferred Holders are deemed not to approve the sale due to their failure to respond within twenty (20) days after receiving notice of the intended Approved Sale from the General Partner.

If the RP Approved Sale is structured as a merger, consolidation or other transaction for which dissenter’s appraisal or similar rights are available under applicable law, each Partner will waive any dissenter’s rights, appraisal rights or similar rights in connection with such transaction.

The obligations of the Partners with respect to an RP Approved Sale are subject to each Partner being entitled to and receiving the same terms and conditions as any other holder of Partnership Interests, provided that each Partner receives its Partnership Interest Liquidation Value.  Each Partner shall take all necessary or desirable actions in connection with the consummation of the RP Approved Sale as reasonably requested by the General Partner, including by executing, acknowledging and delivering any and all customary consents, assignments, waivers and other documents or instruments (including any applicable purchase agreement, stockholders agreement, indemnification agreement or contribution agreement), furnishing information and copies of documents, filing applications, reports, returns and other documents or instruments with governmental authorities, and otherwise cooperating reasonably with the Proposed Purchaser.  Each Partner shall only be required to make representations and warranties personal to it relating to its ownership of Partnership Interests to be transferred; provided, however, that each Partner shall be obligated to join strictly on a pro rata basis with respect to all operational representations and warranties made in respect of the Partnership and its Subsidiaries (as if such obligations reduced the aggregate proceeds available for distribution or payment to the Partners in the determination of Partnership Interest Liquidation Value) in any customary indemnification, escrow, holdback or other obligations that the Partnership or the Partners agree to provide in connection with the RP Approved Sale and that are customary in amount and duration for transactions involving the sale of real estate generally in the United States; provided, however, that in connection with the closing of any such RP Approved Sale, each Rockpoint Preferred Holder shall receive at closing all consideration owed to such Rockpoint Preferred Holder pursuant to such RP Approved Sale, other than such amounts retained on a pro rata basis pursuant to such permitted indemnification, escrow, or other holdback.

13.          General Partner’s Purchase Rights; Partnership’s Redemption/Purchase Rights.

(a)           For purposes hereof, except as provided in Section 13(f) and 13(g), the term “Put/Call Interests” shall mean (i) 100% of the common interests in each of the Rockpoint REITs (other than any such common interests owned by a Rockpoint REIT), and (ii) the Class B Preferred Partnership Units held by the Rockpoint Class B Preferred Holder.  As used herein, “Rockpoint REIT Interests” means the common interests in the Rockpoint REITs described in clause (i) above.

(b)           During the period commencing on the Third Amendment Effective Date and ending on March 1, 2023 (the “Lockout Period”), the General Partner shall not have the right to purchase any Put/Call Interests.  Notwithstanding the foregoing, the General Partner shall have the right to acquire the Put/Call Interests from Rockpoint Growth and Income Upper REIT Aggregator II-A, L.L.C., Rockpoint Growth and Income Lower REIT Aggregator II-A, L.L.C., Rockpoint Growth and Income Upper REIT Upsize Aggregator II-A, L.L.C. and Rockpoint Growth and Income Lower REIT Upsize Aggregator II-A, L.L.C.  (the “REIT Owners”, who are express third-party beneficiaries under this Agreement; such third-party beneficiaries, for the sake of clarity, do not include any successor that is not an Affiliate of the Rockpoint Preferred Holders on the date hereof) and Rockpoint Class B Preferred Holder, in connection with (i) an Approved Sale that is not an RP Approved Sale, or (ii) a Public Liquidity Event (an acquisition of the Put/Call Interests pursuant to the events in sub-clauses (i) and (ii) above, to the extent they occur during the Lockout Period, together, an “Early Purchase”).  Any Early Purchase may be effectuated in whole (but not in part) at the General Partner’s sole discretion, provided that the General Partner shall be required to effectuate an Early Purchase as a condition to effectuating an Approved Sale during the Lockout Period that is not an RP Approved Sale.  For avoidance of doubt, the redemption or purchase of any Partnership Interests held by the General Partner or its Affiliates would be subject to Section 10(b).

(c)           The Put/Call Interests shall become automatically subject to the purchase provisions of Section 13(g) on March 1, 2027, and a Call Notice shall be deemed delivered on such date, in which case any option to defer the purchase and redemption by up to a year set forth in Sections 13(g)(i) and 13(g)(ii) shall not apply.

(d)           To purchase all (but not less than all) of the Put/Call Interests, except as provided in Section 13(f), the General Partner shall make payments to (i) REIT Owners in an aggregate amount equal to the Class A Waterfall Value, and (ii) to the Rockpoint Class B Preferred Holder in an amount equal to its Partnership Interest Liquidation Value (such Class A Waterfall Value and Partnership Interest Liquidation Value, the “Purchase Payments”).

(e)           [Intentionally Omitted.]

(f)            Certain Matters Relating to Put/Call Interests and Conversion.

(i)            At the election of the Rockpoint Class A Preferred Holder and the Rockpoint Class B Preferred Holder (other than in the case of a transaction occurring pursuant to an Approved Sale) (a “Conversion Election”), in lieu of selling the Rockpoint REIT Interests to the General Partner or having the Partnership redeem the Preferred Interests owned by the Rockpoint Class B Preferred Holder for a cash payment as provided in Section 13(d) above or as provided in Section 13(g) or 13(i) below, the Rockpoint Class A Preferred Holder (in respect of what otherwise would be a sale of Rockpoint REIT Interests) or the Rockpoint Class B Preferred Holder, as applicable, shall be entitled to cause the Partnership Interest owned by it to be converted into Common Interests under the terms described in Section 13(f)(ii).  If such election is made by Rockpoint Class A Preferred Holder, (A) the REIT Owners shall not be entitled to sell their Rockpoint REIT Interests as provided in Section 13(d), and (B) references to the Put/Call Interests shall not include the Rockpoint REIT Interests and shall instead refer to the Rockpoint Class A Preferred Holder’s Preferred Interests (and for the sake of clarity shall continue to include the Class B Preferred Partnership Units held by the Rockpoint Class B Preferred Holder).

(ii)           Except as provided below, any Common Interests owned by a Rockpoint Preferred Holder or any Affiliate of Rockpoint Group, L.L.C. received pursuant to a Conversion Election shall represent the right to share in a percentage of all Distributions, other than Distributions with respect to any Class A Preferred Partnership Interests held by the MC Class A Preferred Holder (if any) at the time of the exchange that are not then being converted to Common Interests, equal to the Partnership Interest Liquidation Value of the Put/Call Interests exchanged for Common Interests divided by the total Partnership Interest Liquidation Value of the Partnership Interests other than the Partnership Interest Liquidation Value of any Class A Preferred Partnership Interests held by the MC Class A Preferred Holder that are not then being converted to Common Interests (limited, in the case of Rockpoint Class A Preferred Holder, to the Class A Waterfall Value of its Class A Preferred Partnership Interests divided by the Fair Market Value of (A) all Partnership Common Interests prior to the conversion, and (B) Preferred Interests held by the Rockpoint Preferred Holders and (C) the Preferred Interest held by the MC Class A Preferred Holder to the extent (if any) such Interest is also being converted to Common Interests in such conversion).  In connection with the conversion of the Rockpoint Class A Preferred Interests and/or Rockpoint Class B Preferred Interests, there will be a book-up/down of the continuing Partners’ Capital Accounts to Fair Market Value (based on relative Partnership Interest Liquidation Values) to the extent permissible under the Code and Regulations.  If a book-up/down is not permissible, allocations among holders of Common Interests will be based on their Partnership Interest Liquidation Values, except that the Agreement will provide for a special allocation of built-in gain (determined at the time of the conversion by reference to the difference between Fair Market Value and Gross Asset Value at that time) among the Partners in a manner that is consistent with how such built-in gain would have been allocated in connection with a revaluation event.  Notwithstanding the foregoing, if the Conversion Election arises as a result of an Early Purchase or the exercise of the Call Right, and either (A) the Partnership Interest Liquidation Value ascribed to the Class A Preferred Partnership Interests or Class B Preferred Partnership Interests held by a Rockpoint Preferred Holder is less than (1) in the case of the Rockpoint Class A Preferred Holder, the Class A Waterfall Value determined at such time, and (2) in the case of the Rockpoint Class B Preferred Holder, the sum of the Rockpoint Class B Preferred Holder’s Capital Contributions plus the Rockpoint Class B Preferred Holder’s Distribution Make-Whole with respect thereto, or (B) either the facts or applicable law governing the maintenance of Capital Accounts in accordance with Section 704(b) of the Code do not permit the restatement of the Capital Account of either of the Rockpoint Preferred Holders to an amount that bears the same proportion to all Capital Accounts (other than Capital Accounts attributable to any MC Class A Preferred Holder) as the Distribution percentage of such Rockpoint Preferred Holder described in the first sentence of this Section 13(f)(ii), the terms of the Common Interests of the Partnership upon such conversion into Common Interests shall be as set forth on Schedule 4.  The Partners agree to modify this Agreement to reflect the foregoing (including, if applicable, the terms of Schedule 4) upon such conversion into Common Interests.

(iii)          The Partners agree to modify this Agreement to reflect the foregoing upon such an acquisition of Common Interests.  In addition to the foregoing, in the event the Public Liquidity Event involves an entity other than the Partnership or if the Public Liquidity Event involves the formation of a public UPREIT or an UPREIT beneath a public entity (in either case, an “Alternative IPO Entity”), the Rockpoint Preferred Holders shall be permitted to convert their Put/Call Interests into securities of such Alternative IPO Entity based on their respective Partnership Interest Liquidation Values, provided that the principles of Schedule 4 shall be implemented, mutatis mutandis, to preserve the economic arrangement among the Rockpoint Preferred Holders and RRT, and the General Partner and the Rockpoint Preferred Holders shall work together in good faith to prepare and execute such documentation as may be necessary or appropriate, including, without limitation, the amendment of any relevant governance or charter documents, as to give effect to the foregoing and to maintain all rights of the Rockpoint Preferred Holders as they have under this Partnership Agreement had an Alternative IPO Entity not been used.

(iv)          In the event of a Put Right due to an Uncured Event of Default, the General Partner shall consummate the Put Right within one hundred twenty (120) calendar days following delivery of the written notice to the General Partner as provided in Section 26(b)(i)(B)(I) or Section 26(b)(i)(C) notifying the General Partner of their request to exercise the remedies under Section 26(b)(i)(B) or Section 26(b)(i)(C).

(v)           In the event of an Early Purchase in connection with an Approved Sale that is not an RP Approved Sale, the General Partner shall consummate the Early Purchase within one hundred twenty (120) days following delivery of the Section 12(e) Notice (as the same may be extended to accommodate the determination of Fair Market Value as provided in Section 14(b)), but not later than seven (7) calendar days prior to the closing of the Approved Sale.

(g)           Purchase After the Lockout Period:  Put/Call Rights.

(i)            The REIT Owners and the Rockpoint Class B Preferred Holder hereby grant to the General Partner the right to purchase all (but not less than all) of the Put/Call Interests held by them by making payments equal to the Purchase Payments, in each case determined without regard to the Distribution Make-Whole and any tax allocations related thereto, subject to Section 13(f) (the “Call Right”).  The Call Right shall be exercisable by the General Partner at any time after the Lockout Period by delivering a written notice of exercise to the REIT Owners and Rockpoint Class B Preferred Holder (the “Call Notice”); provided, however, that, other than in connection with a Call Notice delivered in connection with an Approved Sale or Public Liquidity Event, the applicable REIT Owners and the Rockpoint Class B Preferred Holder shall have the option (in its sole discretion) by delivery of written notice to the General Partner within ten (10) calendar days of the date of the Call Notice to defer such purchase and redemption by up to one (1) year (but in no event beyond March 1, 2027) and base the valuation of the Put/Call Interests upon the Class A Waterfall Value (in the case of the Rockpoint Class A Preferred Holder where no Conversion Election is made) and the Partnership Interest Liquidation Value (in the case of the Rockpoint Class B Preferred Holder and, if the Conversion Election is made, the Rockpoint Class A Preferred Holder) determined at such later date.

(ii)           The General Partner hereby grants to the REIT Owners and the Rockpoint Class B Preferred Holder the right to sell to the General Partner all (but not less than all) of the Put/Call Interests at a purchase price in an amount equal to the Purchase Payments determined without regard to the Distribution Make-Whole and any tax allocations related thereto (except in the case of an Uncured Event of Default prior to the end of the Lockout Period, in which case the Distribution Make-Whole shall be included), subject to Section (f) above (the “Put Right”).  The Put Right shall be exercisable by the REIT Owners and the Rockpoint Class B Preferred Holder at any time (A) after an Uncured Event of Default or (B) after the Lockout Period by delivering, in either case, a written notice of exercise to the General Partner (the “Put Notice”); provided, however, that, other than in connection with a Put Notice delivered in connection with an Uncured Event of Default (which shall be purchased within one hundred twenty (120) calendar days following delivery of the written notice to the General Partner as provided in Section 26(b)(i)(B)(I)), the General Partner shall have the option (in its sole discretion) by delivery of written notice to the REIT Owners and the Rockpoint Class B Preferred Holder within ten (10) calendar days of the date of the Put Notice to defer such purchase and redemption by up to one (1) year (but in no event beyond March 1, 2027) and base the valuation of the Put/Call Interests upon the Class A Waterfall Value (in the case of the Rockpoint Class A Preferred Holder where no Conversion Election is made) and the Partnership Interest Liquidation Value (in the case of the Rockpoint Class B Preferred Holder and, if the Conversion Election is made, the Rockpoint Class A Preferred Holder) determined at such later date.

(iii)          The consummation of the purchase and/or redemption of all the Put/Call Interests pursuant to the exercise of any Call Right or Put Right (and/or the conversion into Common Interests in the case of a Conversion Election) (other than by reason of an Uncured Event of Default as provided in Section 13(f)(iv)), and pursuant to an Early Purchase or Approved Sale that is not an RP Approved Sale under Section 13(f)(v) shall occur within thirty (30) calendar days after the latest to occur of (A) the date of delivery of the Call Notice or Put Notice, and (B) the determination of the applicable Fair Market Value and Purchase Payments in accordance with Section 14 pursuant to sub-clause (i) or (ii) above, as the case may be.

(h)           At such time as any Conversion Election results in the issuance of Common Interests, (i) the special rights, preferences and remedies afforded to the Rockpoint Preferred Holders in their capacity as Preferred Holders pursuant to Sections 2(b)(iii), 2(b)(iv), 2(b)(viii), 5(b), 10(b), 10(f), 10(g)(iii), 11(c)(iii), 11(c)(v), 13(g), 15(a) and 26 and Schedule 2, (ii) the provisions in Section 8 will no longer be applicable following the completion of the calendar year in which the Common Interests are issued as a result of such Conversion Election, and (iii) any restriction on Transfer (including those in Section 12) with respect to any Partnership Interest and, if applicable, any Common Interests then held by a Rockpoint Preferred Holder will, in each case, automatically, without any further action required on the part of the Partnership, the General Partner or any other Person, fully and irrevocably terminate and be of no further force and effect;

provided, however, that prior to a Public Liquidity Event, for so long as any Rockpoint Preferred Holder holds any Common Interests, (x) neither the General Partner nor any of its delegates shall make any Major Decision contemplated by Item 6 listed on Schedule 2 or take, or cause to be taken, any action in furtherance of such a Major Decision contemplated by Item 6 listed on Schedule 2 (Affiliate Transactions) without the prior written consent of such Rockpoint Preferred Holder, and (y) such Rockpoint Preferred Holder shall be entitled to the preemptive rights set forth in Section 2(b)(iii) solely with respect to any Common Interests issued by the Partnership; provided further, that following a Public Liquidity Event, for so long as the Rockpoint Preferred Holders collectively own at least ten percent (10%) of the outstanding Common Interests collectively owned by all Partners, (x) neither the General Partner nor any of its delegates shall make any Major Decision contemplated by Item 6 listed on Schedule 2 or take, or cause to be taken, any action in furtherance of such a Major Decision contemplated by Item 6 listed on Schedule 2 (Affiliate Transactions) without the prior written consent of such Rockpoint Preferred Holder, and (y) such Rockpoint Preferred Holder shall be entitled to the preemptive rights set forth in Section 2(b)(iii) solely with respect to any Common Interests issued by the Partnership; and provided further, that for so long as the Rockpoint Preferred Holders collectively own any Preferred Interests or, alternatively, at least ten percent (10%) of the outstanding Common Interests collectively owned by all Partners, the Rockpoint Class B Preferred Holder shall retain its right to designate and have elected two members of the board of trustees of RRT, in accordance with the terms of the Amended and Restated RRT Shareholders Agreement.  The Rockpoint Preferred Holders shall, upon reasonable request of the Partnership and at the Partnership’s cost and expense confirm in writing such termination of the Preferred Interest and of all rights, preferences and remedies afforded the Rockpoint Class B Preferred Holder in its capacity as a Rockpoint Class B Preferred Holder under this Agreement, the Transaction Documents and any related agreement (other than, if applicable, the rights described in the provisos contained in this Section 13(h)); provided, however, that the receipt of such requested confirmation shall not be a condition precedent to the conversion or purchase of the Put/Calls Interests.

(i)            Notwithstanding anything in this Agreement to the contrary (subject to the remaining provisions of this Section 13(i)), if the indemnitor under the Indemnity Agreement fails to execute the Indemnity Agreement or deliver a REIT Opinion (as hereinafter defined) or if the owners of the Rockpoint REIT Interests (whether or not the REIT Owners) fail to consummate a sale of the Rockpoint REIT Interests in accordance with the terms of this Agreement, in connection with a transaction in which the General Partner would be acquiring the Rockpoint REIT Interests, then the Partnership shall acquire the Class A Preferred Interests of the Rockpoint Class A Preferred Holder in lieu of acquiring the Rockpoint REIT Interests, and references to the Put/Call Interests shall not be deemed to include the Rockpoint REIT Interests (and for the sake of clarity shall continue to include the Class B Preferred Partnership Units held by the Rockpoint Class B Preferred Holder) (a “Permitted Partnership Interest Acquisition”).  In such case, the amount payable to the Rockpoint Class A Preferred Holder shall equal the Partnership Interest Liquidation Value of the Rockpoint Class A Preferred Holder’s Preferred Interest at such time; provided that, in light of such failure, the Partnership Interest Liquidation Value of the Rockpoint Class A Preferred Holder’s Preferred Interest at such time shall not exceed the Class A Waterfall Value at such time.  Such amount shall be payable in cash unless the Rockpoint Class A Preferred Holder makes the Conversion Election.  For purposes hereof, a “REIT Opinion” is an opinion of the RP Law Firm, Simpson Thacher & Bartlett or such other nationally recognized independent tax counsel selected by the REIT Owners and reasonably acceptable to the General Partner, subject to customary qualifications, exceptions and assumptions for comparable legal opinions rendered by nationally recognized law firms in the United States, to the effect that (i) commencing with its first taxable year and for all subsequent taxable years, the Rockpoint REITs have been organized in conformity with the requirements for qualification as a REIT under the Code and, (ii) assuming that Partnership was operated in conformity with the REIT Requirements at all times during the term of the Rockpoint REITs indirect investment in Partnership, and that the REIT-related representations and covenants in the Preferred Equity Investment Agreements have at all relevant times been correct and complied with, each Rockpoint REIT’s method of operation has at all times since its first taxable year enabled the Rockpoint REITs to meet the requirements for qualification and taxation as a REIT under the Code; provided, however, that notwithstanding the foregoing, the parties agree that the form of REIT Opinion (taking into account the opinions described in clauses (i) and (ii) above and representations underlying the same) to be delivered shall be no more burdensome on the issuer thereof and on the Rockpoint REITs than the legal opinion and representations furnished by the GP Law Firm on the Second Amendment Effective Date pursuant to the Preferred Equity Investment Agreement (Original) regarding the REIT related compliance by the Partnership.  A REIT Opinion shall be deemed to have been delivered if any failure to deliver such opinion is due to either the failure or inability of the General Partner and the Partnership to deliver to the counsel referred to above in this Section 13(i) such representations relating to the Partnership, its Subsidiaries and Applicable Entities of a nature customarily furnished to counsel rendering comparable opinions upon which such counsel may rely in rendering such opinion.  Notwithstanding the foregoing, in the event the General Partner is required to purchase the Rockpoint REIT Interests pursuant to the exercise of the Put Right in connection with or following an Uncured Event of Default, the Rockpoint Preferred Holders shall be free to engage a law firm of its choosing to render such REIT Opinion without requirement that counsel be reasonably acceptable to the General Partner.

(j)            Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, in no event shall a purchase of the REIT Interests be consummated within the last fifteen (15) Business Days of any calendar quarter without the consent of RRT.  Any purchase deferred by reason of this Section 13(j) shall be consummated on the first Business Day in the immediately succeeding calendar quarter.  The Partners agree that REIT Owners shall have no right to exercise control over the Rockpoint REITs following the purchase thereof pursuant to this Section 13, and a liquidation of the Rockpoint REITs by the purchaser thereof shall not be a breach of any provision of this Agreement other than to the extent it would result in a violation of a covenant in Section 8.

14.          Appraisal; Valuation; Fair Market Value.

(a)           Within ninety (90) calendar days of March 1, 2023 and, as needed, within ninety (90) calendar days of each annual anniversary thereafter (or earlier if required under Section 10(b) or Section 13 or at any time the Fair Market Value of the Partnership’s assets is to be determined), the Partnership will engage a Valuation Firm to serve as appraiser (such Valuation Firm, as selected pursuant to this Section 14(a) hereto, the “Appraiser”), which is mutually agreeable to each of the General Partner and the Rockpoint Preferred Holders, to appraise the Partnership’s net asset value and to determine the Fair Market Value of such assets.  If the General Partner and the Rockpoint Preferred Holders are unable to mutually agree on an Appraiser, then, within thirty (30) calendar days following the expiration of such ninety (90) calendar day period, the General Partner, on the one hand, and the Rockpoint Preferred Holders, on the other hand, will each select (by delivery of written notice to the other party) a Valuation Firm, which Valuation Firms will then select a third Valuation Firm to serve as the Appraiser; provided further that if a party shall fail to timely select a Valuation Firm, the firm selected by the other party shall serve as the Appraiser for purposes of this Section 14.

(b)           For purposes of this Agreement, “Fair Market Value” of any asset, property or Security means the amount which a seller of such asset, property or Security would receive in an all-cash sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any customary transfer taxes payable by a seller in connection with such sale).  In connection with the valuation of any real property assets of the Partnership or any of its Subsidiaries (or the Security (other than Partnership Interests) of any entity, directly or indirectly, owning, secured by or derived from real property assets), Fair Market Value shall be determined by the Appraiser, who shall, in connection with any such valuation, take the following steps:  (1) calculate the value of all such real property assets, free and clear of encumbrances, but inclusive of property-level incentives, such as PILOTs and other benefits a buyer would derive if the real estate were purchased; (2) deduct the debt balance as of the date of the determination of Fair Market Value; (3) add in any net working capital; and (4) deduct the value determined pursuant to clauses (1) through (3) attributable to unaffiliated joint venture partners in such asset, property or equity interest to determine the Fair Market Value of the Partnership’s interest in such real property asset.  In connection with (A) an Approved Sale, the value of the consideration actually payable in such Approved Sale shall be the basis used to determine Fair Market Value so long as such value of the consideration actually payable is correctly set forth within, or determined within sixty (60) days following delivery of the Section 12(e) Notice, and if not so determined Rockpoint Preferred Holders shall have the right to cause Fair Market Value to be determined by appraisal as provided herein, (B) a Public Liquidity Event, the value of the Partnership shall be based on the Appraiser’s determination of Fair Market Value as determined on a date that is no more than one hundred twenty (120) calendar days prior to such Public Liquidity Event, and (C) a Proposed Sale Notice, the Proposed Price shall be the basis used to determine Fair Market Value.  The Appraiser shall also add in the value of any non-real estate related assets at the Partnership or such Subsidiaries to the value of the real estate assets in order to determine the Fair Market Value of the Partnership.  “Partnership Interest Liquidation Value” shall be equal to the cash value that the holder of such Partnership Interest would receive assuming a sale of all of the Partnership Assets for cash based on the valuations determined pursuant to this definition of Fair Market Value, the allocation of any resulting Profit, Loss and items under Section 7(b) in accordance with Section 7 (including, with respect to any Permitted Sale Properties, any Permitted Sale Property Gain that would arise therefrom), with the proceeds being distributed pursuant to Section 15(d); provided that if the transaction giving rise to the determination of Partnership Interest Liquidation Value occurs within the Lockout Period, then (A) the amount to which Rockpoint Class A Preferred Holder shall be deemed entitled for purposes of applying the allocation provisions in Section 7 (in order to reflect any allocations resulting from such deemed sale of assets in its Capital Account) shall be increased by an additional amount (if any) necessary to cause the positive balance in Rockpoint Class A Preferred Holder’s Capital Account to not be less than the sum of (1) the amount to which the Rockpoint Class A Preferred Holder would receive pursuant to this sentence without this proviso, plus (2) the Distribution Make-Whole with respect to the amount in clause

(1) (provided the Partnership Interest Liquidation Value of the Class A Preferred Interests of the Rockpoint Class A Preferred Holder shall in no event exceed the Class A Waterfall Value at such time); (B) the amount to which the Rockpoint Class B Preferred Holder shall be deemed entitled for purposes of applying the allocation provision in Section 7(b)(vii) (in order to reflect any allocations resulting from such deemed sale of assets in its Capital Account) shall not be less than the sum of (1) the amount to which the Rockpoint Class B Preferred Holder would receive pursuant to this sentence without this proviso, plus (2) the Distribution Make-Whole with respect to the Class B Capital Contributions of the Rockpoint Class B Preferred Holder; and (C) the amount to which any other Partner shall be deemed entitled shall take into account the foregoing clauses (A) and (B).  The intent is that Partnership Interest Liquidation Value comply with Regulations Sections 1.704-1(b)(2)(ii)(b)(2) and the forgoing shall be interpreted consistently therewith.  “Class A Waterfall Value” shall mean the amount the Rockpoint Class A Preferred Holder would receive pursuant to Sections 9(a)(ii) and 9(d) (for the sake of clarity, including any Distribution Make-Whole and without regard to Section 15(d)) based on a hypothetical Distribution of an amount equal to the Fair Market Value of the Partnership assets, without regard to any limitations in Section 9(d) (which, for the sake of clarity, shall include the Distribution to Rockpoint Class A Preferred Holder of Distributions that previously were deferred by reason of Section 9(d) and any Distribution Make-Whole that would be distributable in connection with such Distribution).  With respect to the Partnership’s equity interest in a TRS, Class A Waterfall Value shall be determined with reference to the Fair Market Value of the assets of such TRS, without regard to any tax liability that may be incurred by such TRS if such assets were actually sold, and the equity interest of the Partnership in such TRS shall be disregarded.

15.          Termination and Dissolution; Bankruptcy Consents Required.

(a)           The Partnership shall be dissolved, and its affairs shall be wound up only upon the first to occur of:  (i) the written determination of the General Partner and, during the Lockout Period, the Rockpoint Preferred Holders; (ii) the entry of a decree of judicial dissolution of the Partnership under the Act; (iii) an event of withdrawal of the General Partner occurring under the Act unless the business of the Partnership is continued in accordance with the Act; or (iv) at any time that there are no limited partners of the Partnership unless the Partnership is continued in accordance with the Act.

(b)           The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in Section 15(d) and (ii) the Certificate of Limited Partnership shall have been canceled in the manner required by the Act.

(c)           During and following dissolution, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating the Partnership and satisfying the claims of its creditors and the Partners.  No Partner shall take any action that is inconsistent with winding up the business and affairs pertaining to the Partnership.  The General Partner has the responsibility to oversee the winding up and liquidation of the Partnership.

(d)           After the Partnership’s assets which are to be liquidated have been liquidated, the cash proceeds therefrom, plus any Partnership assets not liquidated, to the extent sufficient, shall be applied and distributed in the following order of priority:

(i)            First, to creditors of the Partnership (including Partners who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the debts and liabilities of the Partnership, whether by payment or the making of reasonable provision for payment thereof (including the creation of reserves for contingencies which the General Partner determines to be necessary); and

(ii)           The remainder, within the time specified in Regulations Section 1.704-1(b)(2)(ii)(b)(2), to the Partners in accordance with the positive balances in their Capital Accounts, after taking into account all allocations pursuant to Section 7.

(e)           Except as otherwise provided herein, upon dissolution of the Partnership, the Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner.  Except as otherwise provided herein, no Partner shall be required to pay to the Partnership or any other Person any deficit or negative balance which may exist in such Partner’s Capital Account from time to time or upon liquidation of the Partnership.  A negative Capital Account shall not be considered a loan from or an asset of the Partnership.

16.          Indemnification.

(a)           To the fullest extent permitted by law, each Partner shall indemnify, defend and hold harmless the other Partners and the Partnership and any Subsidiaries from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, taxes and other amounts relating to or arising out of, directly or indirectly and in whole or in part, any activity or liability of the indemnifying party that is outside the scope or purpose of this Agreement and the other Transaction Documents, or regarding any period prior to the Second Amendment Effective Date.  This indemnification shall continue as to a Person that has ceased to be a Partner.  The indemnification shall inure to the benefit of the heirs, successors and/or personal representatives of any such party.

(b)           To the fullest extent permitted by law, except as may otherwise be provided herein or in any other Transaction Document, no Limited Partner, in its capacity as such, shall be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any action taken or failure to act on behalf of the Partnership within the scope of authority conferred upon such Limited Partner, unless such action or omission was performed or omitted fraudulently, or constituted (i) willful misconduct, (ii) gross negligence, or (iii) a knowing and intentional violation of law which violation of law materially and adversely affects the Partnership.  Except with respect to a Limited Partner’s indemnification obligations under this Agreement or as may otherwise be provided in any other Transaction Document, no Limited Partner, in its capacity as such, shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership beyond such Partner’s Capital Contributions.  Except as may be provided in this Agreement or any other Transaction Document, no Limited Partner, in its capacity as such, shall have any personal liability for the repayment of the Capital Contributions of the other Partners.  Except as may be provided in any other Transaction Document, any obligation of a Limited Partner, in its capacity as such, to return or repay funds to the Partnership hereunder or under the Act shall be the obligation of such person and not of the remaining Partners.  This Section 16(b) shall continue as to a Person who/that has ceased to be a Partner.

(c)           Except as otherwise provided herein or in the other Transaction Documents, to the fullest extent permitted by law, the Partnership and its successors and assigns shall indemnify the Partners (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, taxes and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative involving causes of actions or claims made by unaffiliated third parties (i.e., not Affiliated with a Partner) against an Indemnified Party (“Claims”), in which the Indemnified Party was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to a Partner’s investment in the Partnership and ownership of Partnership Interests as well as the Business of the Partnership and its Subsidiaries to the fullest extent permitted by law unless such Claims arise out of an act or omission of the Indemnified Party which was performed fraudulently, or constituted (i) willful misconduct, (ii) gross negligence, or (iii) a knowing and intentional violation of law which violation of law materially and adversely affects the Partnership, or, solely with respect to an act or omission of the General Partner, constituted a knowing and intentional breach of this Agreement.  This indemnification shall continue as to a Person who/that has ceased to be a Partner.  The indemnification shall inure to the benefit of the heirs, successors and/or personal representatives of any such party.

17.          Partners’ Authority and Other Activities.  Except to the extent specified in this Agreement, no Partner shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Partnership, any Subsidiary or any other Partner.  Subject to a Partner’s indemnification obligation under this Agreement or as otherwise set out in this Agreement or the Act, none of the Partnership, any Subsidiary or any Partner shall be responsible or liable for any indebtedness or other obligation or liability of any other Partner incurred or arising either before or after the execution and delivery of this Agreement.  This Agreement shall not be deemed to create a relationship among the Partners with respect to any activities whatsoever other than activities within the scope of the Business of the Partnership and its Subsidiaries.  Any Partner who takes any action not authorized by, pursuant to or under this Agreement shall be responsible to, and shall indemnify and hold harmless, the other Partners and the Partnership and any Subsidiaries from and against liabilities or expenses of any nature arising out of, or resulting from, such unauthorized action.

18.          Notices.

18.1        Except as otherwise provided herein, any notice or writing required, permitted or desired to be served, given or delivered hereunder shall be in writing and shall be given in person, by a reputable courier or delivery service with expenses of delivery prepaid, by first-class certified or registered mail, return receipt requested and postage prepaid, or by facsimile or PDF/e-mail transmission, and shall become effective:  (a) on delivery, if delivered in person or by courier or delivery service; (b) on the earlier of delivery or three (3) Business Days after deposited in the mails, if deposited in the mails and properly addressed to the party to be notified; and (c) when proof of successful transmission to the correct facsimile number has been received by the sender of the notice, if sent by facsimile transmission during normal business hours in the place of the recipient; and (d) when sent if sent by pdf/e-mail transmission during normal business hours in the place of the recipient.  Notices or writings to be delivered to the Partnership shall be delivered to the General Partner and each Partner and shall be sent to the address, email address and/or facsimile number directed to the Persons set forth on Schedule 1, or to such other address as such Person shall have designated by written notice delivered to the Partnership in accordance with this Section 18.

18.2        A copy of each such notice (which copy shall not constitute notice) shall also be delivered to counsel for each of the General Partner and each Partner at the address specified below or such address as the General Partner or such other Partner shall have designated by written notice delivered to the Partnership and the Partners in accordance with this Section 18:

If to counsel for the General Partner:	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-5526 E-mail: jnapoli@seyfarth.com bhornick@seyfarth.com Attention: John P. Napoli Blake Hornick

If to counsel for either Rockpoint Preferred Holder:	Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, CA Facsimile: (213) 229-6638 E-mail: jsharf@gibsondunn.com gpollner@gibsondunn.com Attention: Jesse Sharf Glenn R. Pollner

19.          Amendment.  While any Preferred Interest is outstanding, this Agreement may only be amended with the prior written consent of (i) the holders of not less than a majority of the Preferred Interests, (ii) the Rockpoint Preferred Holders, (iii) the General Partner and Common Holders holding not less than a majority of the Common Interests.  Notwithstanding anything to the contrary contained in this Agreement:  (a) to the extent any amendment would disproportionately adversely affect any Partner or its direct or indirect owners without similarly affecting all other Partners or their direct or indirect owners, then the prior written consent of such disproportionately adversely affected Partner shall also be required; (b) any change to Section 4 or the definition of “Business” shall require the affirmative written consent of all of the Partners; and (c) any amendment to the tax related rights of the Rockpoint Preferred Holders or the REIT Owners that can materially adversely affect them or their direct or indirect owners shall require the written consent of the Rockpoint Preferred Holders (or the REIT Owners if the Rockpoint REIT Interests have been acquired pursuant to Sections 12 or 13, even if they no longer own a direct or indirect interest in the Partnership).  Notwithstanding the foregoing, the holders of Preferred Interests shall receive written notice of, but its consent shall not be required for, ministerial amendments that do not adversely affect the rights of the holders of Common Interests or Preferred Interests, including without limitation, amendments to reflect the admission of new Partners with rights subordinate to the holders of Preferred Interests.

20.          Waiver of Partition; Nature of Interest.  Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Partner hereby irrevocably waives any right or power that such Partner might have to cause the Partnership or its Subsidiaries or any of their respective assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Partnership, to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Partnership.  The Partnership Interest of each Partner is personal property.

21.          Benefits of Agreement; No Third-Party Rights.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or any Subsidiary, or by any creditor of any Partner or its Affiliates.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Indemnified Parties) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Indemnified Parties).

22.          Confidentiality Covenants.

(a)           Each Partner recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Partnership and its Subsidiaries, including, but not limited to, confidential information of the Partnership and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Partnership or its Subsidiaries (the “Confidential Information”).  Each Partner (on behalf of itself and its Representatives) agrees that it will not and will cause its respective Representatives not to, during or for a period of two (2) years after it and its Affiliates are no longer are a Partner, whether directly or indirectly through any Controlling or Controlled Affiliate or otherwise, disclose Confidential Information to any Person for any reason or purpose whatsoever, except:  (i) to authorized Representatives in the course of performing such Partner’s obligations or enforcing such Partner’s rights under this Agreement, the Transaction Documents and other agreements expressly contemplated hereby, provided that such disclosing Partner shall be responsible for any breach of this Section 22(a) by such Representative; (ii) as part of such Partner’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such Partner’s or such Partner’s Affiliates’ normal fundraising, marketing, informational or reporting activities, or to such Partner’s Affiliates, auditors, accountants, attorneys, lenders, investors, potential lenders or investors or other agents; (iii) to any (A) investor or permitted, bona fide prospective investor in such Partner or its Affiliates, (B) permitted, bona fide prospective purchaser of the equity or assets of such Partner or its Affiliates or the Securities held by such Partner, or (C) prospective merger partner of such Partner or its Affiliates, provided that such investor, prospective investor, purchaser or merger partner agrees to be bound by the provisions of this Section 22(a) or substantially comparable confidentiality restrictions; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that the Partner required to make such disclosure pursuant to clause (iv) above shall, to the extent permitted by applicable law, rule or regulation, provide to the Partnership prompt notice of such disclosure.

(b)           For purposes of this Section 22(b), the term “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Partnership or any of its Representatives, and in each case who is not known by such Person to be bound by a confidentiality obligation to the Partnership, or (y) at the time of disclosure or thereafter is in or becomes generally available to the public other than as a result of disclosure directly or indirectly by such Person or any of such Person’s Affiliates or Representatives, or (z) was or is independently developed by such Person or its Representatives or on their respective behalves without use of the Confidential Information and otherwise violating the terms of this Section 22(b).  Nothing in this Section 22(b) shall in any way limit or otherwise modify any confidentiality covenants entered into by any employee of the Partnership pursuant to any other agreement.

23.          General Provisions.

(a)           To the fullest extent permitted by law, the rights of and restrictions on the Partnership and the Partners hereunder shall be binding on, apply to and govern the operations and acts of all Subsidiaries.  The Partners agree to execute and deliver such documents and agreements required to give effect to the foregoing, as may be required or requested by the General Partner.

(b)           This Agreement, together with the other Transaction Documents, constitutes the entire agreement and understanding of the Partners with respect to the matters covered hereby and shall supersede all previous written, oral or implied agreements, representations, statements, promises and understandings between them with respect to such matters.

(c)           This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective permitted successors and assigns.

(d)           The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.

(e)           Each Partner hereby submits to the exclusive jurisdiction of any United States Federal court sitting in New York County or New York State Court located in New York County in any action or proceeding arising out of or relating to this Agreement.

(f)            EACH OF THE PARTNERS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, A TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

(g)           Subject to Section 23(e), if any provision in this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be enforced to the extent it can be so enforced and such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

(h)           (h)           The failure of any Partner to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or of any other provision, nor in any way affect the validity of this Agreement or the right of any Partner to enforce each and every such provision in the future.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any Partner may, at such Partner’s option, waive any provision of this Agreement provided such waiver is in writing.

(i)            The rights and remedies of the Partners set forth in this Agreement are not exclusive and each Partner shall be entitled to all rights and remedies available to such party under applicable legal or equitable principles.

(j)            The headings of the Sections in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)           Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa.

(l)            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party who signed such counterpart, but all of which together shall constitute one and the same instrument.  A facsimile or electronic PDF copy of a signature hereto shall be fully effective as if an original.

(m)          The Schedules and Exhibits annexed hereto or otherwise set forth in the Supplemental Letter and the Add-On Supplemental Letter are an integral part of this Agreement and all references herein to this Agreement shall encompass such Schedules and Exhibits.

(n)           Unless otherwise indicated, all section references are to this Agreement.

(o)           Each Partner hereby agrees and acknowledges that:  (i) the General Partner and Roseland Residential Holding, LLC, as a Limited Partner, has retained Seyfarth Shaw LLP (the “GP Law Firm”), the Rockpoint Preferred Holders, as a Limited Partner, has retained Gibson, Dunn & Crutcher LLP (the “RP Law Firm”), in each case, in connection with the drafting of this Agreement, and (ii) each of the General Partner and Roseland Residential Holding, LLC, on the one hand, and the Rockpoint Preferred Holders, on the other hand, expects to continue to retain the GP Law Firm and the RP Law Firm, respectively, in connection with matters involving the Partnership.  The other Partners agree that the GP Law Firm may continue to represent MCRC, MCRLP, MCPT, the General Partner, the Partnership and related Affiliates and Subsidiaries.  Each of the Partners agrees and waives any present or future conflict for such representation.  The RP Law Firm shall be free to represent the Rockpoint Preferred Holders and their respective Affiliates in the enforcement of the Transaction Documents.  Each of the Rockpoint Preferred Holders agrees and acknowledges that in the event of a default on the part of any of the Rockpoint Preferred Holders, the GP Law Firm shall be free to represent each of the Partners (other than the Rockpoint Preferred Holders) and their respective Affiliates and Subsidiaries in the enforcement of the Transaction Documents.  Each Partner has had, and will have, the opportunity to retain its own independent counsel with respect to this Agreement and as to any other matters related hereto and to future matters, but unless otherwise agreed to, shall pay all its own fees and expenses of such independent counsel.

24.          Certification of Partnership Interests.

(a)           Each Partnership Interest shall constitute and shall remain a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 of the Uniform Commercial Code as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1994 (and each Partnership Interest shall be treated as such a “security” for all purposes, including, without limitation, perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code as the Partnership has “opted-in” to such provisions).  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del C. § 8-101, et. seq.) (the “UCC”), such provision of Article 8 of the UCC shall be controlling.

(b)           Upon the issuance of Partnership Interests to any Person in accordance with the provisions of this Agreement or with respect to any Partnership Interests that have already been issued by the Partnership and are currently outstanding and owned by any Person, without any further act, vote or approval of any Partner or any officer, director or officer of the Partnership, or any Person, the Partnership and the General Partner as the General Partner on behalf of the Partnership, may, but shall not be required to, issue or cause to be issued one or more non-negotiable certificates in the name of such Person evidencing the ownership of the Partnership Interests in the Partnership of such Person (each such certificate, a “Partnership Interest Certificate”).  Each such Partnership Interest Certificate shall be denominated in terms of the Partnership Units in the Partnership evidenced by such Partnership Interest Certificate and shall be signed by the General Partner on behalf of the Partnership.

(c)           Without any further act, vote or approval of any Partner, the Partnership and the General Partner on behalf of the Partnership shall issue or cause to be issued a new Partnership Interest Certificate in place of any Partnership Interest Certificate previously issued if the holder of the Partnership Interests represented by such Partnership Interest Certificate, as reflected on the books and records of the Partnership:

(i)            makes proof by affidavit, in form and substance satisfactory to the General Partner on behalf of the Partnership, that such previously issued Partnership Interest Certificate has been lost, stolen or destroyed; and

(ii)           requests the issuance of a new Partnership Interest Certificate before the Partnership has written notice that such previously issued Partnership Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim.

(d)           Upon a Partner’s transfer in a transaction that constitutes a Permitted Transfer in accordance with the provisions of this Agreement of any or all Partnership Interests represented by a Partnership Interest Certificate, the transferee of such Partnership Interests shall deliver such Partnership Interest Certificate to the Partnership for cancellation (executed by such transferee on the reverse side thereof), and the Partnership shall thereupon issue a new Partnership Interest Certificate to such transferee for the Partnership Units in the Partnership being transferred and, if applicable, cause to be issued to such Partner a new Partnership Interest Certificate for that percentage of Partnership Interests in the Partnership that were represented by the canceled Partnership Interest Certificate and that are not being transferred.

25.          Registration of Partnership Interests.

The Partnership shall maintain books for the purpose of registering the Transfer of Partnership Interests.  A Transfer of a Partner’s Partnership Interests shall be effective upon registration of such Transfer in the books of the Partnership, subject to, and in accordance with, the terms of this Agreement.

26.          Events of Default; Remedies.

(a)           Events of Default.  Any of the following shall constitute an “Event of Default”:

(i)            The Partnership fails to pay to a Rockpoint Preferred Holder or its Affiliates, as applicable, any financial obligations required to be paid to it pursuant to this Agreement, including, without limitation, the Purchase Payments, and such failure continues for five (5) Business Days following the General Partner’s receipt of written notice from the Rockpoint Class A Preferred Holder with respect to such non-payment;

(ii)           The occurrence of a Rockpoint Class A Base Return Default and such failure continues for five (5) Business Days following the General Partner’s receipt of written notice from the Rockpoint Class A Preferred Holder with respect to such Rockpoint Class A Base Return Default;

(iii)          The Partnership, the General Partner, MCRC or any other MCRC Party or Partnership Party, each as defined in the Investment Agreement, fails to perform or observe any other material covenant or agreement (not specified in Section 26(a)(i) above) contained in the Transaction Documents on such Person’s part to be performed or observed and such failure continues (A) for twenty (20) Business Days following the General Partner’s receipt of written notice from a Rockpoint Preferred Holder with respect to such default or (B) if such failure is not capable of being cured within twenty (20) Business Days, the General Partner delivers to each Rockpoint Preferred Holder a written notice indicating that such failure is not capable of being cured within twenty (20) Business Days, then such Person shall have up to an additional twenty (20) Business Days to cure such failure; provided such Person uses its commercially reasonable efforts to cure in a diligent fashion such failure within such period; and (iv) A FIRPTA Event shall occur.

(b)           Remedies.

(i)            If any Event of Default occurs:

(A)          and is continuing, the rate of the Rockpoint Class A Base Return and any Deficiency Return described in clause (i)(A) of the definition of such term shall automatically increase to eighteen percent (18%) per annum, compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year;

(B)          (I) described in Section 26(a)(i) remains uncured for a period of one hundred twenty (120) calendar days following the General Partner’s receipt of written notice of such Event of Default from the Rockpoint Preferred Holders (an “Uncured Event of Default”), which such Uncured Event of Default, once triggered at the end of such one hundred twenty (120) calendar day period, may not be subsequently cured without the written consent of the Rockpoint Preferred Holders, and (II) such Event of Default is continuing following the tenth (10th) anniversary of the Second Amendment Effective Date, the Rockpoint Preferred Holders may effect their right to expand the RRT Board of Trustees and to nominate and have elected a majority of the members of the RRT Board of Trustees as provided in the Amended and Restated RRT Shareholders Agreement;

(C)          during the Lockout Period and such Event of Default is an Uncured Event of Default, then, for the purposes set forth in this Section 26(b)(i)(C), the Rockpoint Preferred Holders may by delivery of written notice to the Partnership cause the Lockout Period to be treated as having ended as of the date of such notice and the Rockpoint Preferred Holders and the REIT Owners shall have the right to cause the General Partner to acquire the Put/Call Interests in the same manner as if the General Partner were acquiring the Put/Call Interest in connection with an Early Purchase (which, for the avoidance of doubt, would include the right to any Distribution Make-Whole and the right to make the Conversion Election and cause the Partnership to issue Common Interests in exchange for the Preferred Interests held by the Rockpoint Preferred Holders in accordance with Section 13(f)).  Nothing in this Section 26(b)(i)(C) shall be deemed to end the Lockout Period for purposes of the General Partner’s or Partnership’s rights to cause the Put/Call Interests to be acquired.

(ii)           The remedies specified in Section 26(b)(i) above are not intended to be exclusive of any other remedy and shall be in addition to every other remedy now or hereafter existing at law or in equity.

* * * * * Signature page follows * * * * *

IN WITNESS WHEREOF, the General Partner has executed and delivered this Third Amended and Restated Limited Partnership Agreement of Roseland Residential, L.P. as of the date first above written.

General Partner

ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust

By:	/s/ Gary T. Wagner
Name:	Gary T. Wagner
Title:	General Counsel and Secretary

[signatures continue on next page]

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP
AGREEMENT OF ROSELAND RESIDENTIAL, L.P.

IN WITNESS WHEREOF, the Limited Partners have executed and delivered this Third Amended and Restated Limited Partnership Agreement of Roseland Residential, L.P. as of the date first above written.

Limited Partners

RPIIA-RLA AGGREGATOR, L.L.C., a Delaware limited liability company

By:	/s/ Ron J. Hoyl
Name:	Ron J. Hoyl
Title:	Vice President

RPIIA-RLB, L.L.C., a Delaware limited liability company

By:	/s/ Ron J. Hoyl
Name:	Ron J. Hoyl
Title:	Vice President

[signatures continue on next page]

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP
AGREEMENT OF ROSELAND RESIDENTIAL, L.P.

IN WITNESS WHEREOF, solely with respect to Section 8(b) and 10(g)(iii), each of MCRLP and MCRC has executed and delivered this Third Amended and Restated Limited Partnership Agreement of Roseland Residential, L.P. as of the date first above written.

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:	MACK-CALI REALTY CORPORATION, a Maryland corporation its general partner

	By:	/s/ Gary T. Wagner
	Name:	Gary T. Wagner
	Title:	General Counsel and Secretary

MACK-CALI REALTY CORPORATION, a Maryland corporation

By:	/s/ Gary T. Wagner
Name:	Gary T. Wagner
Title:	General Counsel and Secretary

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP
AGREEMENT OF ROSELAND RESIDENTIAL, L.P.

Exhibit A

Form of Amended and Restated Shared Services Agreement

See attached.

Exhibit B

Form of Amended and Restated Credit Enhancement Services Agreement

See attached.

Exhibit C

Form of Indemnity Agreement

See attached.